Notice of Annual Meeting

of Shareholders

27 April 2006

Proxy Circular

Dear Shareholder:

You are cordially invited to attend the 104th Annual Meeting of Shareholders of Alcan Inc., which will take place on Thursday, 27 April 2006, in the Auditorium of the Centre Mont-Royal, 2200 Mansfield Street, Montreal, Quebec, Canada at 10:00 a.m.

At the Meeting, the Shareholders will be asked to consider the matters set out in the enclosed Notice of Annual Meeting. Your vote is important.  Please ensure that your instructions are made known in accordance with the procedures set out in the enclosed Proxy Circular.

The Meeting will be webcast on Alcan's web site (www.alcan.com).

If you have any questions regarding the matters to be dealt with at the Meeting or require additional copies of this material, please call Alcan's transfer agent, CIBC Mellon Trust Company, at

1-800-387-0825 (toll free) or collect at 416-643-5500.

Yours sincerely,

L. Yves Fortier
Chairman of the Board of Alcan Inc.
27 February 2006

(i)

What's Inside:

1	Notice of Annual Meeting of Shareholders of Alcan Inc.

2

Proxy Circular

2	Definitions

3	Questions & Answers on Voting and Proxies

6	Business to be Transacted at the Meeting

7	Nominees for Election as Directors

10	Corporate Governance Practices

16	Report of the Audit Committee

17	Auditors

18	Report on Executive Compensation

22	Performance Graph

23	Executive Officers' Compensation

31	Employment Agreements

31	Directors' Compensation

33	Indebtedness of Directors, Executive Officers and Employees

33	Directors' and Officers' Liability Insurance

33	Additional Information

34	Approval of the Board of Directors

35	Schedule A: Board of Directors Charter

36	Schedule B: Shareholder Proposal

La version française du présent document ainsi que le formulaire de procuration qui l'accompagne seront envoyés aux actionnaires sur demande.  Veuillez communiquer avec la Compagnie Trust CIBC Mellon, en appelant au 1 800-387-0825 (sans frais) ou à frais virés au (416) 643-5500.

(ii)

Notice of Annual Meeting of Shareholders of Alcan Inc.

The 104th Annual Meeting of the holders of the Common Shares of Alcan Inc. will be held on Thursday, 27 April 2006 at 10:00 a.m. in the Auditorium of the Centre Mont-Royal, 2200 Mansfield Street, Montreal, Quebec, Canada, for the following purposes:

1.    receiving the financial statements and the Auditors' Report for the year ended 31 December 2005,

2.    electing Directors,

3.    appointing Auditors and authorizing the Directors to fix their remuneration, and

4.     considering a Shareholder Proposal as described in the attached Proxy Circular.

Shareholders who cannot attend the Annual Meeting may submit their proxies in accordance with the procedures set out in the attached Proxy Circular.

By order of the Board of Directors,

Roy Millington

Corporate Secretary

Montreal, Canada

27 February 2006

Proxy Circular

(As of 27 February 2006, except as otherwise provided)

This Proxy Circular is furnished in connection with the solicitation of proxies by the Board of Directors and management of Alcan Inc. for use at the Annual Meeting of Shareholders to be held in Montreal on 27 April 2006 (and at any adjournment thereof) for the purposes set out in the attached Notice of Annual Meeting.

Definitions

Unless stated otherwise, the following expressions used in this Proxy Circular have the meanings indicated:

"Alcan" or "Company" means Alcan Inc.,

"Auditors" means Alcan's external auditors, currently PricewaterhouseCoopers LLP,

"Board" or "Board of Directors" means the board of directors of Alcan,

"CBCA" means the Canada Business Corporations Act,

"Chairman" means the Chairman of the Board of Directors of Alcan,

"CEO" means the Chief Executive Officer of Alcan,

"CIBC Mellon" means CIBC Mellon Trust Company,

"Circular" means this proxy circular prepared in connection with the Meeting,

"Director" means a director of Alcan,

"Executive Officers" means the President and Chief Executive Officer, the Executive Vice Presidents, the Senior Vice Presidents and the Vice Presidents of Alcan,

"Meeting" means the Annual Meeting of Shareholders to be held on 27 April 2006 and any adjournment thereof,

"Non-Executive Director" means a Director of Alcan who is not an employee of Alcan or its Subsidiaries or related companies,

"Notice" means the attached Notice of Annual Meeting,

"Novelis" means Novelis Inc., a corporation incorporated under the CBCA and formed to acquire, pursuant to the Novelis Spin-off, the businesses contributed by Alcan,

"Novelis Spin-off" means the transfer to Novelis of substantially all of the aluminum rolled products businesses held by Alcan prior to the Pechiney Combination and Novelis becoming an independent publicly-traded company on 6 January 2005,

"Option Plan" means the Alcan Executive Share Option Plan described on page 24,

"Pechiney" means Pechiney, a French société anonyme, a Subsidiary of the Company following the Pechiney Combination,

"Pechiney Combination" means the process by which Pechiney became a Subsidiary of Alcan on 15 December 2003, through the completion of a cash and Shares offer by Alcan for the securities of Pechiney,

"Share" or "Common Share" means a common share in the capital of Alcan,

"Shareholder" means a holder of the Shares,

"Shareholder Proposal" means a proposal duly advanced by certain Shareholders in accordance with the CBCA to the Company for consideration by Shareholders of a specific matter at the Meeting, as set out in Schedule B hereto,

"SOX" means the U.S. Sarbanes-Oxley Act of 2002, and the rules thereunder,

"Subsidiary" means a company controlled, directly or indirectly, by Alcan, and

"$", except where otherwise indicated, means U.S. Dollars.

Questions & Answers on Voting and Proxies

If you are not a registered Shareholder, please also refer to page 5

"Voting by Non-Registered Shareholders" for a description of the procedure to be followed to vote your Shares.

Q: Who is soliciting my proxy?

A: This Circular is furnished in connection with the solicitation by Alcan of Shareholder proxies to be used at the Meeting to vote your Shares. The solicitation of proxies will be made primarily by mail, but may also be made by electronic means, by telephone or in person. The cost of soliciting proxies will be borne by Alcan.  Georgeson Shareholder Communications Canada and Morrow & Co., Inc. have been retained by Alcan in Canada and the United States, respectively, to assist in the solicitation of proxies from Shareholders.  For these services, Georgeson Shareholder Communications Canada and Morrow & Co., Inc. are expected to receive, from Alcan, fees of approximately Can. $25,000 and $10,000, respectively, plus reimbursement of reasonable expenses. In addition, employees of Alcan may solicit proxies without compensation.  CIBC Mellon is responsible for the tabulation of proxies.

Q:  What am I voting on?

A:   Shareholders will be voting on:

  the election of Directors;

  the appointment of PricewaterhouseCoopers LLP as the Auditors and authorization given to the Directors to fix the Auditors' remuneration; and

  a Shareholder Proposal.

Q:  How will these matters be decided at the meeting?

A:   A simple majority of the votes cast, by proxy or in person, will carry each of the matters specified in this Circular.

Q:  What documents are available to shareholders?

A:   The documents available to Shareholders are the Alcan 2005 annual report to Shareholders, which includes the audited consolidated financial statements, management's discussion and analysis thereof and this Circular.  Registered Shareholders will also receive the form of proxy, a consent form for electronic delivery of documents and a voting instruction letter.

Copies of Alcan's annual report on Form  10-K and audited consolidated financial statements filed with the Canadian and U.S. securities regulators can be found on the Company's Internet site at www.alcan.com or may be obtained, without charge, on request from the Corporate Secretary of Alcan, 1188 Sherbrooke Street West, Montreal, Quebec, Canada, H3A 3G2.

Q:  Who is entitled to vote?

A:   On 27 February 2006, 373,693,379 Shares were outstanding. Shareholders of record as of the close of business on that date ("Record Date") are entitled to receive notice of the Meeting and either they or their duly appointed proxyholders will be entitled to attend the Meeting and vote.

Each holder of Shares is entitled to one vote at the Meeting for each Share issued in his or her name at the close of business on the Record Date.

Q:  How do I vote?

A:   There are four ways that you can vote your Shares if you are a registered Shareholder. (1) You may vote in person at the Meeting, (2) you may complete and sign the enclosed form of proxy appointing the named persons or another person you choose to represent you and to vote your Shares at the Meeting, (3) you may forward your proxy electronically, or (4) you may forward your proxy by telephone.

Completing, signing and returning your form of proxy does not preclude you from attending the Meeting in person.  If you do not wish to attend the Meeting or do not wish to vote in person, your proxy will be voted or be withheld from voting, in accordance with your wishes as specified on your proxy, on any ballot that may be called at the Meeting.  If the Shareholder is a body corporate or association, the form of proxy must be signed by a person duly authorized by that body corporate or association.

To forward your proxy electronically, you must go to the following Internet site: www.eproxyvoting.com/alcan, enter your personalized e-voting control number located on your form of proxy and follow the instructions.

To vote your proxy by telephone (in Canada and the U.S. only), you must call

1-866-271-1207.

If your Shares are registered in the name of a nominee, please see "Voting by Non-Registered Shareholders" on page 5.

Q:  What if I plan to attend the meeting and vote in person?

A:  If you plan to attend the Meeting on 27 April 2006 and wish to vote your Shares in person at the Meeting, it is not necessary for you to complete or return the form of proxy.  Your vote will be taken and counted at the Meeting.  Please register with the transfer agent, CIBC Mellon, upon arrival at the Meeting.

Your participation in person in a vote by ballot at the Meeting would automatically revoke any proxy that you had previously given in respect of business covered by that vote. Non-registered Shareholders wishing to attend the Meeting should refer to "Voting by Non-Registered Shareholders" on page 5.

Q:  What happens when I sign and return the form of proxy?

A:  Signing the enclosed proxy gives authority to the named proxyholders on the form, or to another person you have appointed, to vote your Shares at the Meeting in accordance with the voting instructions you provide.

Q:  Can I appoint someone other than the named proxyholders to vote my shares?

A:   Yes. Write the name of your chosen person, who need not be a Shareholder, in the blank space provided in the form of proxy.  It is important to ensure that any other person you appoint is attending the Meeting and is aware that his or her appointment has been made to vote your Shares. Proxyholders should, upon their arrival at the Meeting, present themselves to a representative of CIBC Mellon.  Please note that if you choose to forward your proxy electronically or by telephone, only the named proxyholders may be appointed.

Q: What do I do with my completed form of proxy?

A:   Return it to the transfer agent, CIBC Mellon, in the envelope provided, or forward it by telecopier to (416) 368-2502, so that it arrives no later than 5:00 p.m. EDT on 26 April 2006.

Q:  How will my shares be voted if i return my proxy?

A:  All Shares represented by a properly executed proxy will be voted or be withheld from voting, in accordance with your instructions as specified in the proxy, on any ballot that may be called at the Meeting. The named proxyholders in the form of proxy will vote or withhold from voting your Shares in accordance with your instructions. In the absence of such instructions, however, your Shares will be voted FOR the election of the Directors, FOR the appointment of the Auditors and AGAINST the Shareholder Proposal.

Q:  If I change my mind, can I take back my proxy once I have given it?

A:   Yes. A Shareholder who has given a proxy may revoke it with an instrument in writing which includes another proxy with a later date, executed by the Shareholder or by the Shareholder's attorney authorized in writing and delivered to CIBC Mellon, 200 Queen's Quay East, Unit 6, Toronto, Ontario, M5A 4K9, Canada or by telecopier at (416) 368-2502, no later than 5:00 p.m. EDT on 26 April 2006, or to the chairman of the Meeting on the day of the Meeting or any adjournment thereof.

The participation in person by a Shareholder in a vote by ballot at the Meeting would automatically revoke any proxy that has been previously given by the Shareholder in respect of business covered by that vote.

Q:  What if amendments are made to these matters or if other matters are brought before the meeting?

A:  The persons named in the form of proxy will have discretionary authority with respect to amendments or variations to matters identified in the Notice of Annual Meeting and to other matters which may properly come before the Meeting. As of the date of this Circular, the management of Alcan knows of no such amendment, variation or other matter expected to come before the Meeting. If any other matters properly come before the Meeting, the persons named in the form of proxy will vote on them in accordance with their best judgment.

Q:  How can I contact the transfer agent?

A:   You can contact the transfer agent at:

       CIBC Mellon Trust Company

       320 Bay Street, 3rd floor

       Toronto, Ontario, Canada M5H 4A6

       Telephone: (416) 643-5500

                       1-800-387-0825

(toll free throughout Canada and the U.S.)

Telecopier: (416) 643-5501

Q:  What is the final date to submit a shareholder proposal for the 2007 annual meeting?

A:   The final date for submitting Shareholder Proposals to Alcan is 29 November 2006.

Q:  Who are the principal shareholders of the company?

A:   To the knowledge of the Directors and Executive Officers of the Company, no person or company beneficially owns or exercises control or direction over more than 10% of the outstanding Shares of the Company. Capital Group International, Inc. has reported to the U.S. Securities and Exchange Commission that it owned 8.6% of Alcan Shares on 31 December 2005.

Voting by non-registered shareholders

Q: If my shares are not registered in my name but are held in the name of an intermediary (a bank, trust company, securities broker, trustee, etc.), how do I vote my shares?

A: Non-registered or beneficial Shareholders are not personally listed in Alcan's Share register. Their Shares are held in the name of an intermediary or a "nominee", which is usually a trust company, securities broker or other financial institution. If you are a non-registered Shareholder, there are two ways that you can vote your Shares held in the name of your nominee:

1)  By providing voting instructions to your nominee

Applicable securities laws require your nominee to seek voting instructions from you in advance of the Meeting.  Accordingly, you will receive or have already received from your nominee either a request for voting instructions or a form of proxy for the number of Shares you hold. Every nominee has its own mailing procedures and provides its own signing and return instructions, which should be carefully followed by non-registered Shareholders to ensure that their Shares are voted at the Meeting.

2)  By attending the Meeting in person

The Company generally does not have access to the names of its non-registered Shareholders. Therefore, if you attend the Meeting, the Company will have no record of your shareholdings or of your entitlement to vote unless your nominee has appointed you as proxyholder.

If you wish to vote in person at the Meeting, insert your own name in the space provided on the request for voting instructions or form of proxy to appoint yourself as proxyholder. Then follow the signing and return instructions provided by your nominee. Non-registered Shareholders who instruct their nominee to appoint themselves as proxyholders should, at the Meeting, present themselves to a representative of CIBC Mellon.

Business to be transacted at the Meeting

(See Notice of Annual Meeting of Shareholders of Alcan Inc.)

1.     Presentation of Financial Statements

The consolidated financial statements for the year ended 31 December 2005 and the Auditors' Report for 2005 will be submitted to Shareholders at the Meeting, but no vote with respect thereto is required or proposed to be taken.  The consolidated financial statements are included in the Alcan 2005 annual report that is being sent to Shareholders who have required it with the Notice of Annual Meeting and this Circular.

2.     Election of Directors

Thirteen Directors are to be elected to serve until the close of the next annual meeting of the Company or until they cease to hold office as such.  The Board of Directors and management recommend the election of the nominees listed on pages 7 and 8.

3.      Appointment of Auditors

Auditors are to be appointed to serve until the close of the next annual meeting of the Company, and the Directors are to be authorized to fix the remuneration of the Auditors so appointed.

The Board of Directors and management, on the advice of the Audit Committee, recommend that PricewaterhouseCoopers LLP, Montreal, Canada, be appointed as Auditors.

A representative of PricewaterhouseCoopers LLP will be present at the Meeting and will have the opportunity to make a statement should he desire to do so. He will also be available to answer questions.

4.      Shareholder Proposal

Attached to this Circular as Schedule B is the Shareholder Proposal which has been submitted for consideration at the Meeting, the supporting statement of the proposing Shareholder and the explanation of the Board of Directors and management of their reasons for opposing this Shareholder Proposal.

Nominees for Election as Directors

(as at 1 March 2006)

Roland Berger	68, Director since 2002 Munich, Germany	L. Yves Fortier+, c.c., q.c.	70, Director since 2002 Montreal, Quebec

Mr. Berger is non-executive chairman of Munich-based Roland Berger Strategy Consultants, one of the leading global strategy consultancies, which he founded in 1967. He is also a member of various supervisory boards and consultant groups, pursues extensive commitments in the public sector and is an expert on corporate management and general economic and social issues.

CGC, HRC, EHSC

7,472 Deferred Share Units

Mr. Fortier is Chairman of the Board of Alcan and is chairman and a senior partner of the law firm Ogilvy Renault in Montreal.  From 1988 to 1992, he was Ambassador and Permanent Representative of Canada to the United Nations.  He is also governor of Hudson's Bay Company and a director of NOVA Chemicals Corporation.  Mr. Fortier is a trustee of the International Accounting Standards Committee.

CGC (C), EHSC

1,000 Common Shares

27,178 Deferred Share Units

L. Denis Desautels, o.c., f.c.a.	62, Director since 2003 Ottawa, Ontario	Jean-Paul Jacamon	58, Director since 2004 Mareil-Marly, France

Mr. Desautels is executive-in-residence at the School of Management of the University of Ottawa.  He was Auditor General of Canada from 1991 to 2001, prior to which he had been a senior partner of the accounting firm of Ernst & Young LLP.  Mr. Desautels is chairman of the Laurentian Bank of Canada, a director of The Jean Coutu Group (PJC) Inc. and of Bombardier Inc. and vice chair of the Accounting Standards Oversight Council of the Canadian Institute of Chartered Accountants.

CGC, AC (C)

960 Common Shares

5,971 Deferred Share Units

Mr. Jacamon is non-executive chairman of Cameron France Holding and of Gardiner Group.  He was previously chief operating officer and director of Schneider Electric from 1996 to 2002. He is also a director of Le Carbone Lorraine, ASTEEL and AMEC plc.

CGC, HRC, EHSC

136 Common Shares

4,024 Deferred Share Units

Richard B. Evans	58, Director since 2005 Montreal, Quebec	Yves Mansion	55, Director since 2004 Paris, France

Mr. Evans has been Executive Vice President and Chief Operating Officer of Alcan since October 2005 and was appointed President and Chief Executive Officer effective 12 March 2006. Prior to joining the Company in 1997, Mr. Evans held senior management positions with Kaiser Aluminum & Chemical Corporation. Mr. Evans is a director of Bowater Incorporated and the International Aluminium Institute.

30,702 Common Shares

35,698 Executive Deferred Share Units

588,764 Options to purchase Shares

85,530 Stock Price Appreciation Units

Mr. Mansion is chairman and chief executive officer of Société Foncière Lyonnaise and a member of the French Collège de l'Autorité des marchés financiers. He was group managing director of Assurances Générales de France from 1990 to 2001. Mr. Mansion is a member of the supervisory board of Euler Hermes.

CGC, AC, NC

8,282 Deferred Share Units

Gwyn Morgan	60, Director since 2006 Calgary, Alberta	Guy Saint-Pierre, c.c.	71, Director since 1994 Montreal, Quebec

Mr. Morgan is executive vice chairman of EnCana Corporation, where he was founding president and chief executive officer until December 2005. From 1994 to 2002, he was president and chief executive officer of Alberta Energy Company which merged with PanCanadian Energy Corporation to create EnCana Corporation. He is the lead director of HSBC Bank Canada, a director of SNC-Lavalin Group Inc. and a member of the energy advisory board of Accenture Ltd.

CGC, HRC

15,000 Common Shares

Mr. Saint-Pierre was, until 2004, chairman of the board of the Royal Bank of Canada.  He was president and chief executive officer of SNC-Lavalin Group Inc. from 1989 to 1996 and its chairman from 1996 to 2002.  He was previously a director of BCE Inc., Bell Canada, Telesat Canada and General Motors of Canada.

CGC, HRC, NC

17,734 Common Shares

11,345 Deferred Share Units

Christine Morin-Postel	59, Director since 2003 Neuilly sur Seine, France	Gerhard Schulmeyer	67, Director since 1996 Greenwich, Connecticut

Mrs. Morin-Postel was, until 2003, executive vice president in charge of human resources at Suez Group. She was previously chief executive officer of Société Générale de Belgique from 1998 to 2001. Mrs. Morin-Postel is a director of 3i Group plc, Royal Dutch Shell plc and Pilkington plc.

CGC, HRC

9,790 Deferred Share Units

Mr. Schulmeyer is professor of practice at the MIT Sloan School of Management.  From 1998 until 2001, he was president and chief executive officer of Siemens Corporation.  He serves on the boards of Zurich Financial Services, Ingram Micro Inc. and Korn/Ferry International.

CGC, HRC (C)

2,421 Common Shares

11,158 Deferred Share Units

H. Onno Ruding	66, Director since 2004 Brussels, Belgium	Paul M. Tellier, p.c., c.c., q.c.	66, Director since 1998 Montreal, Quebec

Dr. Ruding was Minister of Finance of the Netherlands and was an executive director of the International Monetary Fund in Washington, D.C. and a member of the Board of managing directors of AMRO Bank in Amsterdam. He was, until 2003, vice chairman and director of Citicorp and Citibank, N.A. Dr. Ruding is a director of Corning Inc., Holcim AG and RTL Group. He is chairman of BNG NV (Bank for the Netherlands Municipalities) and the Centre for European Policy Studies (CEPS) in Brussels. Dr. Ruding is also a member of the international advisory committees of Citigroup and the Federal Reserve Bank of New York.

CGC, AC

112 Common Shares

2,712 Deferred Share Units

Mr. Tellier was, until December 2004, president and chief executive officer of Bombardier Inc.  From 1992 to 2002, he was president and chief executive officer of the Canadian National Railway Company.  From 1985 to 1992, he was Clerk of the Privy Council Office and Secretary to the Cabinet of the Government of Canada. He is a director of McCain Foods, Bell Canada, BCE Inc. and the advisory board of General Motors of Canada.  He is also a strategic advisor to Société Générale (Canada). In 2005, Mr. Tellier was an advisor to the Government of Canada in the softwood lumber negotiations with the United States.

CGC, AC, EHSC (C)

1,969 Common Shares

19,123 Deferred Share Units

Milton K. Wong, c.m.	67, Director since 2003 Vancouver, British Columbia

Committee Memberships

CGC:       Corporate Governance Committee

AC:         Audit Committee

HRC:       Human Resources Committee

EHSC:     Environment, Health and Safety Committee

NC:         Nominating Committee

C:           Committee chairman

+   Mr. Fortier is a former director of Nortel Networks Corporation and, along with all Nortel directors and officers, was subject to a cease trade order in relation to Nortel securities issued on 17 May 2004 as a result of Nortel's failure to file financial statements in a timely manner. The cease trade order was lifted on 21 June 2005.

Mr. Wong is non-executive chairman of HSBC Asset Management (Canada) Ltd.   He was founder and chairman of M. K. Wong and Associates until it was sold in 1996 to HSBC. Mr. Wong is Chancellor Emeritus of Simon Fraser University of Burnaby, British Columbia. He serves as a director on the boards of the Aga Khan Foundation Canada, the Canada-U.S. Fulbright Program, the Pacific Salmon Endowment Society, Genome BC, and the Pierre Elliott Trudeau Foundation.  He is a member of the Canadian Judicial Council. He is the founder and past-chairman of The Laurier Institution, a non-profit organization for advancing knowledge of the economics of cultural diversity.

CGC, AC, HRC

40,000 Common Shares

10,890 Deferred Share Units

Corporate Governance Practices

Alcan has rigorous corporate governance practices, which the Board and management believe are essential to the success of the Company and to the enhancement of Shareholder value.  The Common Shares are listed on the Toronto, New York, London, Paris and Swiss stock exchanges and Alcan, in addition to making the required filings with Canadian securities regulators, files periodic and current reports with the U.S. Securities and Exchange Commission. Accordingly, Alcan is subject to a variety of corporate governance and disclosure requirements.  Alcan's corporate governance practices meet or exceed National Instrument 58-101 "Disclosure of Corporate Governance Practices" adopted by the Canadian Securities Administrators ("CSA Disclosure Practices") and regulatory requirements and ensure transparency and effective governance of the Company.

Alcan's Board regularly reviews its corporate governance practices in light of developing requirements and practices in this field.  As new provisions come into effect, the Board will reassess its corporate governance practices and implement changes where appropriate.

The following is an overview of Alcan's corporate governance practices.

The Board of Directors

The Board has the responsibility for the stewardship of the Company, including the responsibility to require that it is managed in the interest of its Shareholders as a whole, while taking into account the interests of other stakeholders.

The Board supervises the management of the business and affairs of the Company and discharges its duties and obligations in accordance with the provisions of (a) the CBCA, (b) the Company's articles of incorporation and by-laws, (c) the Company's Worldwide Code of Employee and Business Conduct, (d) the charters of the Board and committees of the Board, and (e) other applicable legislation and Company policies.

The Company's corporate governance practices require that, in addition to its statutory duties, the following matters be subject to Board approval: (1) capital expenditure budgets and significant investments and divestments, (2) the Company's strategic and value-maximizing plans, (3) the number of Directors within the limits provided in the Company's articles of incorporation, and (4) any matter which may have the potential for important impact on the Company.

Composition of the Board

The Nominating Committee, a sub-committee of the Corporate Governance Committee described below, recommends candidates for election to the Board.  Nominees are selected as potential representatives of Shareholders as a whole and not as representatives of any particular Shareholder or group of Shareholders.  Alcan does not have a significant or controlling Shareholder.

The Board's objective, in respect to its composition, is to have members possessing an appropriate mix of skills, knowledge and experience and to have an understanding of the regions in which the Company operates. The Board's expectations in relation to its members and a statement of its corporate governance principles are set out in the Board charter. The Board is satisfied that its number of Directors enables effective decision-making.  The charter of the Board of Directors is reviewed annually and is posted on Alcan's Internet site (www.alcan.com) and is attached to this Proxy Circular as Schedule A.

According to their mandates as set out in their charters, the Board and each of its committees may engage outside advisors at the expense of the Company.

The Board charter provides that Directors who reach the age of 72 prior to the annual meeting of Shareholders in any year shall retire at that meeting.

Independence of the Board

Care is taken to ensure that the Board of Directors is constituted of a substantial majority of individuals who qualify as Directors who are independent of management, in accordance with regulatory and stock exchange requirements.

To assist in determining the independence of its members, the Board has established Guidelines on the Independence of the Directors of Alcan Inc. ("Guidelines on Independence"), a copy of which is available on Alcan's Internet site.

The definition of an Independent Director under the Guidelines on Independence encompasses the definition of an "independent" director within the meaning of the CSA Disclosure Practices and the rules of the New York Stock Exchange. Such a Director must not have any material relationship with Alcan, either directly or as a partner, shareholder or officer of a company that has a relationship with Alcan and must not have any interest or relationship which could reasonably be perceived to interfere with his or her ability to act with a view to the best interests of Alcan (an "Independent Director").

The Guidelines on Independence also establish an additional, more stringent, definition of independence for members of the Audit, Human Resources and Nominating Committees. This heightened definition of independence conforms to the audit committee member independence qualification within the meaning of SOX. To meet SOX audit committee qualification, a director must not, directly or indirectly, accept any consulting, advisory or other compensatory fee from the company and not be an affiliated person of the company or any subsidiary other than in such director's capacity as a member of the board or any committee.

The present Board is composed of fifteen Directors.  Travis Engen is President and CEO of Alcan; Richard B. Evans is Executive Vice President and Chief Operating Officer of Alcan.  Except for Messrs. Engen and Evans, all Directors are Independent Directors. In particular, the Board has determined that Mrs. Morin-Postel and Messrs. Berger, Desautels, Fortier, Jacamon, Loomis, Mansion, Morgan, Ruding, Saint-Pierre, Schulmeyer, Tellier and Wong are Independent Directors. Messrs. Engen and Loomis are not standing for re-election as Directors. To assist the Board with its determination, all Directors annually complete a detailed questionnaire about their business relationships.

The Board has a non-executive Chairman (Mr. Fortier); the Board has had a non-executive Chairman since 1995 and believes that the separation of the positions of CEO and Chairman contributes to allowing the Board to function independently of management.  The Board charter describes the responsibilities of the Chairman of the Board and the chairmen of the committees of the Board.

Mr. Fortier is a senior partner of Ogilvy Renault, one of a number of law firms that provide legal services for the Company. Ogilvy Renault had provided legal services to the Company for many years prior to Mr. Fortier becoming a Director and Mr. Fortier is not involved in any legal services rendered to Alcan. Ogilvy Renault has confirmed that fees for all legal services rendered by it for Alcan in each of the past five years amount to less than 2% of Ogilvy Renault's annual revenues. Accordingly, the relationship with the law firm is not considered to be material in accordance with applicable stock exchange rules. The Board has determined, in accordance with the Guidelines on Independence, that the services rendered are not material to the Company or to Ogilvy Renault and, accordingly, that Mr. Fortier is an Independent Director. However, because of the Company's relationship with Ogilvy Renault and retention of the SOX audit committee qualification for members of the Audit, Human Resources and Nominating Committees, Mr. Fortier is not a member of those committees.

The Guidelines on Independence establish that no more than two Directors may serve together on the board of another publicly traded company. None of the Directors currently serve together on the board of any other publicly traded company.

Committees

The Board has established four committees, each of which is constituted by its own charter, by which the Board delegates certain of its functions as hereinafter set out.  Each committee is made up solely of Independent Directors.

The committees of the Board are: the Corporate Governance Committee, the Audit Committee, the Human Resources Committee and the Environment, Health and Safety Committee.  The Nominating Committee is constituted as a sub-committee of the Corporate Governance Committee.

The committee charters are reviewed annually and are posted on Alcan's Internet site.

Corporate Governance Committee

The Corporate Governance Committee has the broad responsibility of regularly reviewing corporate governance practices in general within Alcan.

One of the Committee's main duties is to maintain an overview of the composition and size of the Board.  The charter of the Corporate Governance Committee provides that a sub-committee, as hereinafter described, is responsible for nominating new Directors.  The Committee develops position descriptions for the Board of Directors, the Chairman and the chairman of each committee. These descriptions are included in the charter of the Board. The Committee has developed a CEO position description which is posted on Alcan's Internet site. In the Guidelines on Independence, the Committee has developed standards to be applied in making determinations as to the presence or absence of material relationships between the Company and a Director.

The Corporate Governance Committee assesses and ensures on an annual basis the effectiveness of the Board as a whole, of each committee of the Board and of the contribution of individual Directors, including the CEO.  Each Director completes a survey of Board and committee effectiveness on an annual basis which covers the subjects under the categories of Board composition, responsibility, meetings and committees. As part of this survey, each Director also completes a self-evaluation and an evaluation of other individual members of the Board.  The Committee also assesses the Board's relationship with management and recommends, where necessary, limits on management's authority to act without explicit Board approval.

Nominating Committee

The Nominating Committee is a sub-committee of the Corporate Governance Committee, composed entirely of Independent Directors. It reviews candidates for nomination as Directors and these nominees will be recommended as candidates for election to the Board. The delegation of responsibilities to the Committee is provided in the charter of the Corporate Governance Committee.

When reviewing candidates, the Committee takes into consideration factors such as skill, judgment, independence, time availability and business experience of the individual candidates and their expected contribution to the experience, diversity and skills set of the Board as a whole. The minimum qualifications to be met by Directors are established in the Board charter. The Committee may employ, and has done so in the past, third-party search firms for identifying and evaluating nominees. Mr. Morgan was recommended for election to the Board by the Committee following a search conducted by a third-party search firm.

Shareholders representing five per cent of the Shares may propose nominees for election as Directors by following the procedure set out in the CBCA. Accordingly, there is no need for Alcan to have a specific policy regarding Board nominees put forward by Shareholders.

Audit Committee

This Committee is established in accordance with the requirements of the CBCA, stock exchange rules and applicable securities laws and regulations and is composed entirely of Independent Directors.  Its roles and responsibilities are set out in its charter.  The Committee's main objective is to provide an effective overview of the Company's financial reporting process and internal control functions.  It assists the Board in fulfilling its functions relating to corporate accounting and reporting, as well as overseeing financial and accounting controls and reviewing and approving financial statements. The Committee reviews the principal risks of the Company's business such as volatility in metal prices, raw material and energy costs and foreign exchange rates and oversees the implementation of appropriate measures to manage such risks, including policies and standards relating to risk management. The Committee also oversees pension governance, funding and investment matters.

With respect to compliance and disclosure matters, the Committee ensures that the Company has effective procedures relating to the timely disclosure of activities that would materially impact its financial statements and that all potential material claims against the Company have been properly evaluated, accounted for and disclosed.

The Committee reviews financial information prepared in accordance with generally accepted accounting principles ("GAAP") and non-GAAP financial information included within quarterly earnings releases.  It reviews major accounting issues and expected changes in accounting standards and processes that may impact the Company.

The Committee has direct communication with the Company's Auditors and internal auditors and meets privately on a regular basis with each of the Auditors, internal auditors and senior members of the Company's financial management.  The Audit Committee reviews the Auditors' audit plans, determines their independence and makes recommendations for the appointment of auditors.

The chairman of the Committee reviews the terms of engagement of the Auditors and signs the audit engagement letter.  The Committee also discusses with the Auditors the quality and not just the acceptability of the Company's accounting principles and obtains their assurance that the audit was conducted in a manner consistent with applicable laws and regulations. The Committee receives regular reports from the Auditors at each of their meetings.  The Company has a formal procedure that establishes rules on the Company's employment of the Auditors' former employees.

The Board determines each Audit Committee member's financial literacy and whether he or she has accounting or related financial expertise.  All members of the Audit Committee have been determined to have the requisite level of financial literacy, being the ability to understand fully balance sheets, income statements, cash flow statements and related notes to financial statements.

The Board has determined that at least one member of the Audit Committee, Mr. Desautels, is an audit committee financial expert for the purposes of s. 407 of SOX.

Mr. Desautels and Dr. Ruding each serve on the audit committees of four public companies, including Alcan's Audit Committee. The Board has determined that their simultaneous service on other audit committees does not impair the ability of these Directors to effectively serve on the Company's Audit Committee, because they have in each case the required time available to serve on audit committees in question. The Company believes that Mr. Desautels' and Dr. Ruding's service on the other audit committees is of significant benefit to it because of the experience such service provides.

The Audit Committee reviews the Company's process for monitoring compliance and dealing with violations of Alcan's Worldwide Code of Employee and Business Conduct. In particular, the Audit Committee has established procedures involving the Ombudsman's office in relation to complaints or concerns received by the Company involving accounting or audit matters, including the confidential and anonymous handling of such complaints and concerns from employees. The Ombudsman's office has direct means of contact with the Audit Committee. See Code of Conduct on page 14 and Report of the Audit Committee on page 16.

Human Resources Committee

The Human Resources Committee has the broad responsibility to review all human resources policies and employee relations matters and to make recommendations with respect to such matters to the Board or the CEO, as appropriate.  It is composed entirely of Independent Directors and its specific roles and responsibilities are set out in its charter. The Committee will periodically review the effectiveness of the Company's overall management organization structure and succession planning for senior management, review recommendations for the appointment of Executive Officers, and review and make recommendations to the Board based on trends and developments in the area of human resources management.

The Committee establishes the Company's general compensation philosophy and oversees the development and implementation of compensation policies and programs.  It also reviews and approves the level of and/or changes in the compensation of individual Executive Officers, taking into consideration individual performance and competitive compensation practices (see Report on Executive Compensation on page 18). The Committee makes recommendations to the Board on Director compensation.

The Committee engages its own independent consultants to advise on the compensation practices of the Company including in comparison with comparator peer groups. Towers Perrin, the external consultant to the Committee, earned $310,000 in fees related to work on executive compensation matters for the Committee in 2005. Towers Perrin also provides consultation services for the Company in the areas of pensions and human resources organization. The individuals who provide services to the Committee are excluded from providing services to the Company.

Environment, Health and Safety Committee

This Committee has the responsibility to review the policy, management practices and performance of Alcan in environmental, health and safety matters and make recommendations to the Board on such matters in light of current and changing requirements.  The Committee also reviews, assesses and provides advice to the Board on worldwide policy as well as legal, regulatory and consumer trends and developments related to the environment, as they impact the Company, its employees, businesses, processes and products.

Meetings of the Board and Committees

The Board and the committees meet at pre-set times throughout the year and as needed.

Board and committee meetings held in 2005:

		Attendance of current Directors in 2005:
		Director	Board Meetings		Committee Meetings
		Roland Berger	11 of 13	85%	6 of 7 (CGC)	86%
					6 of 6 (HRC)	100%
					1 of 1 (EHSC)*	100%
		L. Denis Desautels	13 of 13	100%	7 of 7 (CGC)	100%
					9 of 9 (AC)	100%
					3 of 3 (HRC)**	100%
		Travis Engen	12 of 13	92%	***
		Richard B. Evans	2 of 2	100%	***
		L. Yves Fortier	13 of 13	100%	7 of 7 (CGC)	100%
					2 of 2 (EHSC)	100%
		Jean-Paul Jacamon	13 of 13	100%	7 of 7 (CGC)	100%
					6 of 6 (HRC)	100%
					1 of 1 (EHSC)*	100%
		William R. Loomis	13 of 13	100%	7 of 7 (CGC)	100%
					9 of 9 (AC)	100%
					0 of 1 (EHSC)**	0%
					3 of 3 (NC)	100%
		Yves Mansion	13 of 13	100%	7 of 7 (CGC)	100%
Board (1)	13				9 of 9 (AC)	100%
Corporate Governance Committee(2)	7				3 of 3 (NC)*	100%
Audit Committee(3)	9	Christine Morin-Postel	11 of 13	85%	7 of 7 (CGC)	100%
Human Resources Committee	6				3 of 3 (AC)**	100%
Environment, Health and Safety Committee	2				3 of 3 (HRC)*	100%
Nominating Committee	3	H. Onno Ruding	11 of 13	85%	6 of 7 (CGC)	86%
(1) Includes 5 telephone conference Board meetings.					5 of 6 (AC)*	83%
(2) Includes 1 telephone conference Corporate Governance Committee meeting.					2 of 2 (HRC)**	100%
(3) Includes 5 telephone conference Audit Committee meetings.		Guy Saint-Pierre	12 of 13	92%	7 of 7 (CGC)	100%
					3 of 3 (AC)**	100%
					6 of 6 (HRC)	100%
					3 of 3 (NC)	100%
		Gerhard Schulmeyer	13 of 13	100%	7 of 7 (CGC)	100%
					6 of 6 (HRC)	100%
					1 of 1 (EHSC)**	100%
		Paul M. Tellier	11 of 13	85%	6 of 7 (CGC)	86%
					9 of 9 (AC)	100%
					2 of 2 (EHSC)	100%
		Milton K. Wong	13 of 13	100%	7 of 7 (CGC)	100%
					6 of 6 (AC)*	100%
					2 of 2 (EHSC)	100%

Committees Memberships:

CGC:    Corporate Governance Committee
AC:       Audit Committee
HRC:     Human Resources Committee
EHSC:   Environment, Health and Safety Committee
NC:        Nominating Committee

*   Member from 28 April 2005.
**  Member until 28 April 2005.
*** Messrs. Engen and Evans attend Committee meetings at
     the request of the Committees, excluding the executive
     sessions thereof.

The Board and the committees regularly invite members of management to attend meetings to report on relevant subjects and facilitate communication between the Directors and management. With respect to the Company's strategic planning process, the Board discusses and reviews the Company's strategic plans regularly. At Board meetings, business group or unit strategic plans and corporate development matters are presented by management and reviewed and approved by the Board.

There is no executive committee of the Board.  At the next Board meeting following each meeting of a committee, the chairman of the committee reports to the Board on the committee's activities.  Minutes of committee meetings are provided to all Directors and Directors have open invitations to attend meetings of committees on which they do not sit.

At every in‑person meeting of the Board and, as necessary, during telephone Board meetings, the Non-Executive Directors meet in executive session, presided by the Chairman, without senior management and non-Independent Directors being present. The procedure at in-person meetings is that the Board (including non-Independent Directors) will meet without members of senior management present, at the beginning and end of each meeting. In addition, at the end of the meeting, the Independent Directors will meet without the non-Independent Directors present. Matters discussed during these sessions are included in the minutes of the meeting, as appropriate.

The Directors are expected to attend the annual meetings of Shareholders; all Directors attended the 2005 annual meeting of Shareholders except for Mr. Ruding who was unable to attend.

Information to the Board

Alcan's Corporate Secretary maintains a Directors' Manual which includes among other items: the articles of incorporation, the by-laws, the Directors' standing resolutions, the Board and committee charters, Alcan's insider trading, disclosure, environment, health and safety and competition law compliance policies, information on Director and Officer indemnification and insurance, the Guidelines on Independence of Directors, the Shareholder Rights Plan, the Worldwide Code of Employee and Business Conduct and information on Director responsibilities and liabilities. The information is updated as necessary.

The Corporate Secretary also maintains a manual for the Audit Committee which includes the Auditor services pre-approval procedure, the mandate of the Ombudsman (see below), the mandate of the disclosure committee (see below), the internal audit department charter, the Code of Ethics for Senior Financial Officers (see below), the Alcan directive on employment relationships with Auditors and information on Audit Committee financial experts and on the responsibilities of members of the Audit Committee. Detailed current information on the Company, its finances and its operations are sent on a monthly basis to the Directors.

Particularly important information requiring urgent attention is conveyed immediately.  New Directors spend time with members of senior management, including those involved in Alcan's business operations, so that they can become rapidly familiar with the Company, its issues, business and operations.

Care is taken to ensure that new Directors understand the roles and responsibilities of the Board and its committees, as well as the commitment level that Alcan expects of its Directors.  Extensive meetings are held annually involving the Board and management, lasting several days, so that the Directors may become well acquainted with the Company's businesses and managers. The Company funds Director education via seminars offered by third parties.

Director visits to Alcan plants and business locations are organized to give additional insight into Alcan's business and operations.

Code of Conduct

Alcan has a Worldwide Code of Employee and Business Conduct that governs all employees of Alcan as well as the Directors. As an annex to the Code and supplemental thereto, the Company has adopted a Code of Ethics for Senior Financial Officers including the CEO, the Chief Financial Officer and Controller. Copies of these documents are posted on the Company's Internet site. Alcan will promptly disclose any amendments to the codes on its Internet site.

The Company has "whistleblower" procedures so that an employee can anonymously report concerns that he or she may have regarding compliance with corporate policies, the Worldwide Code of Employee and Business Conduct, applicable laws or auditing and accounting matters, by contacting the Ombudsman's office as provided on the Company's intranet site. The Ombudsman's office can also assist the Audit Committee in the protection of any employee who complains of retaliation for acting as a whistleblower.

Disclosure Controls and Procedures and Internal Controls

In accordance with SOX and Canadian regulatory requirements, the CEO and the Chief Financial Officer each certify the accuracy and fair presentation of the information contained in annual and quarterly reports that are filed with regulatory authorities.

Applicable rules also require the design and maintenance of disclosure controls and procedures to ensure that material Company information is communicated to the certifying officers on a timely basis.

The CEO and Chief Financial Officer certifications also require that the certifying officers disclose to the Audit Committee and Auditors any significant deficiencies and material weaknesses in the design or operation of internal control over financial information that are reasonably likely to adversely affect financial reporting.

To assist in the certification process, an extensive system of recording and evaluating disclosure controls and procedures is in place, using business group and central function risk assessments and back-up certifications. In addition, a disclosure committee of management has been constituted with responsibility for the accuracy and timeliness of the disclosure of material information.

The Company's annual report on Form 10-K for the year ended 31 December 2005 contains an assessment of the effectiveness of Alcan's internal control over financial reporting by management, as required by s. 404 of SOX . Management has evaluated the effectiveness of these controls and the Auditors have provided an attestation of management's evaluation of internal control over financial reporting.

Role of management

The Board is not involved in the day-to-day management and functioning of the Company.  It gives senior management this responsibility, subject to the Board's overall stewardship responsibilities.

Alcan management is responsible for conducting the business and operations of the Company in accordance with a business strategy approved by the Board.

Management's authority to act in certain matters that could have a significant impact on the Company, including decisions by the CEO, is subject to prior Board approval as described above. Before being submitted to the Board, certain matters such as dividends, issuance of securities, annual reports and significant investment/divestment proposals are prepared and reviewed by management with external professional advice, as necessary.

Shareholder/Investor Communications

In order to respond to Shareholders' questions and concerns, Alcan maintains an experienced investor relations staff whose responsibility is to provide accurate, timely and non-selective information and analysis to the investing community in accordance with Alcan's disclosure policy.  This policy has been established in compliance with applicable legal disclosure requirements in Canada and in the U.S and is regularly reviewed.  The investor relations staff meets periodically with investors and analysts and is accessible to Shareholders by telephone during business hours.  The quarterly earnings conference calls with analysts and institutional investors are broadcast live and are accessible on Alcan's Internet site. These services facilitate the receiving of Shareholder comments.

Shareholders and other interested parties may communicate with the Board by contacting the Corporate Secretary's office, including in relation to any complaints regarding accounting, internal accounting controls or auditing matters. All communications received will be reviewed and, as appropriate, delivered to members of the Board, including the Chairman. The process for communication with the Corporate Secretary's office is posted on Alcan's Internet site.

Corporate Governance Documents on the Web

The charters of the Board and each of the Committees, the Worldwide Code of Employee and Business Conduct, the Code of Ethics for Senior Officers and the Guidelines on Independence as well as contact details are posted on Alcan's Internet site (www.alcan.com). The Board of Directors charter is also attached to this Circular as Schedule A.

The Corporate Governance Committee

L. Yves Fortier, Chairman of the Committee

Roland Berger

L. Denis Desautels

Jean-Paul Jacamon

William R. Loomis, Jr.

Yves Mansion

Gwyn Morgan

Christine Morin-Postel

H. Onno Ruding

Guy Saint-Pierre

Gerhard Schulmeyer

Paul M. Tellier

Milton K. Wong

Report of the Audit Committee

In accordance with its charter, the Audit Committee of the Board is responsible for overseeing Alcan's financial reporting process and internal control functions for which management has primary responsibility. The Audit Committee's roles and responsibilities are summarized on page 12 and are set out in its charter posted on Alcan's Internet site.

The Audit Committee regularly discusses and receives written communication from the Auditors on: (1) the independence of the Auditors from Alcan; (2) all critical accounting policies and practices used in the audit; (3) all alternative treatments of financial information within GAAP; (4) the quality and not just the acceptability of the Company's accounts; and (5) the matters required to be communicated under generally accepted auditing standards.

The Audit Committee regularly meets separately with the Auditors and with Alcan's chief internal auditor, without management present, to review the results of their audits, their evaluation of internal controls, the quality of Alcan's accounting and financial reporting and other appropriate matters.

The Audit Committee reviews the Company's audited and unaudited financial statements and discusses them with management and the Auditors. In the case of the annual audited financial statements and management's discussion and analysis, the Committee recommends them to the Board for approval and inclusion in the Company's annual report on Form 10‑K.  In the case of the unaudited interim financial statements and management's discussion and analysis, the Committee approves the Company's quarterly earnings releases and quarterly reports on Form 10‑Q.

The Audit Committee has reviewed and approved the fees paid for audit services and fees paid to the Auditors for other services (see Auditors on page 17).

In accordance with the CBCA, the Shareholders appoint the Company's Auditors.  In carrying out its responsibilities, the Audit Committee has reviewed the qualifications and performance of the Auditors and recommends to the Board and to the Shareholders that PricewaterhouseCoopers LLP, Montreal, Canada be appointed as Auditors at the Meeting.

The Audit Committee

L. Denis Desautels, chairman of the Committee

William R. Loomis, Jr.

Yves Mansion

H. Onno Ruding

Paul M. Tellier

Milton K. Wong

Auditors

PricewaterhouseCoopers LLP and its predecessor (Price Waterhouse) have been Alcan's Auditors since 1936.

In addition to performing the audit of Alcan's consolidated financial statements, PricewaterhouseCoopers LLP provided other services to the Company and its Subsidiaries.

Fees by category for each of 2004 and 2005 are:

The Company's annual audit of consolidated financial statements is approved by the Audit Committee on an annual basis. The audit engagement letter is signed by the chairman of the Audit Committee. All permitted Auditors' services are pre-approved by the Audit Committee through established procedures; these are limited to audit services, audit-related services, tax services and other permitted services. The Company's Auditors are only retained for tax services and other permitted services when there are particular reasons for preferring the Auditors over other service providers. Significant audit and non-audit services are subject to specific pre-approval. Management makes regular updates to the Audit Committee of the services rendered by the Auditors.

The Audit Committee reviews with the Auditors and Alcan's chief internal auditor the overall scope and plans for their audits of the Company and its Subsidiaries.

The Auditors, the Audit Committee and management maintain regular and open communication in relation to the audit of the Company's financial statements. There were no disagreements between the Auditors, the Audit Committee and management on matters affecting the audit of the Company's financial statements.

In addition, the Auditors reviewed Alcan's unaudited 2005 quarterly financial statements and have discussed these and the quarterly earnings releases with management and members of the Audit Committee prior to their issuance.

	2004 ($'000)	2005 ($'000)
Audit Fees	27,624	22,385
Audit-Related Fees	172	969
Tax Fees	67	238
All Other Fees	20	99
Total	27,833	23,692

"Audit fees" include professional services for the audit of consolidated financial statements and local statutory audit work. Included in the audit fees for 2005 are fees incurred in connection with audit work related to Alcan and the assessment of internal controls over financial reporting in accordance with s. 404 of SOX. "Audit-related fees" include fees for financial due diligence, internal control reviews and the audit of the Company's pension benefit plans.  "Tax fees" include tax compliance services and tax advisory services. "All other Fees" include subscriptions to tax and accounting publications from the Auditors.

The Audit Committee approved a procedure that prohibits the Company from engaging the Auditors for certain non-audit services specified by SOX.

Report on Executive Compensation

General

The Human Resources Committee of the Board ("Committee") is responsible for setting and implementing the compensation policy for the Company's executives. The compensation policy is focused on attracting, retaining and motivating executives who have the talent, skills, knowledge and ability to improve the performance of the Company to maximize value for Shareholders.

The Committee has established objectives within the compensation policy of the Committee to:

  attract, retain and motivate highly qualified individuals;

  align the interest of executives with those of Shareholders;

  reward executives for achieving specific business and strategic objectives; and

  encourage talented personnel within the Company to aspire to executive positions.

The Committee conducts periodic comprehensive reviews of the compensation of the Company's executives around the world and the effectiveness of compensation policies.  The Committee is assisted by an external consultant, Towers Perrin (see page 13 for more detail), in its study of other global companies based in North America and Europe.

The total direct compensation policy, which covers base salary, annual incentives (bonus) and long-term incentives, is aligned with prevalent U.S. competitive median compensation practices. U.S. compensation data is obtained from two different compensation surveys: (1) a peer group of 20 companies which are comparable in size - these companies are capital intensive or consumer product related and have a global presence; and (2) a group composed of 110 large multinational companies with revenues of $10 billion or more. The use of historical data has the effect of placing the Company's compensation policy slightly below the current median of U.S. compensation data.

More importantly, both the short-term and long-term incentive plans are aligned with the Company's governing objective to maximize value over time.  The details of the elements of compensation of executives and of Alcan's current incentive programs, which came into effect in 2002, are outlined hereunder.

Compensation of the executive officers

Total direct compensation levels reflect both the responsibility of each position (internal equity) and competitive market levels (external competitiveness). The total compensation policy is targeted at the median of the compensation peer groups referred to above.

The Committee has concluded that for certain Executive Officers, their home country should be regarded as being of secondary importance in setting remuneration levels.  In order to ensure greater equity among these executives, compensation is set against U.S. competitive compensation practices, irrespective of the countries in which the executives work.

Relative Weighting of Each Compensation Element

The relative weighting of each element of compensation (base salary, short-term incentive and long-term incentive) is aligned with the Executive Officers' ability to influence business results, ensuring appropriate emphasis on each performance period. The incentive opportunity varies with the individual Executive Officer's level of responsibility and is established through regular reviews of competitive practice. The table below shows the percentage of each component that comprises the Executive Officers' total direct compensation, averaged in relation to the title indicated.

Title	Base salary	Short- Term Incentive	Long- Term Incentive
CEO	11%	18%	71%
Executive Vice Presidents	18%	16%	66%
Senior Vice Presidents	25%	19%	56%
Vice Presidents	39%	20%	41%

Base Salary

The target base salary is the mid-point of a salary range for an Executive Officer and reflects the competitive level of similar positions in the compensation peer groups.  Actual base salaries for Executive Officers reflect the individual's performance and contribution to the Company.   Base salaries of Executive Officers are therefore reviewed annually and any proposed changes are approved by the Committee before implementation.

Short-Term (Annual) Incentive Plan

The Company's short-term incentive plan, known as the Executive Performance Award ("EPA") Plan, is administered by the Committee. For each Executive Officer's position, a target award is set (expressed as a percent of target base salary) reflecting both the responsibilities of the position and competitive compensation levels. For 2005, the EPA had two components, each based on a different aspect of performance:

1.   Economic Value Added ("EVA" - a registered trademark of Stern Stewart & Co.). Ninety percent of the incentive compensation opportunity of an Executive Officer is based on the overall profitability of the Company as measured against the quantifiable financial metric EVA.  The incentive compensation for Executive Officers who are part of corporate head office is contingent upon performance measured against the pre-established EVA objective for the Company, while the incentive compensation for Executive Officers who are responsible for a business group is contingent on meeting the pre-established EVA objectives of their respective business group. Actual amounts paid under this component are subject to certain adjustments for factors such as accounting changes, metal prices and exchange rates.

2.   Environment, Health and Safety ("EHS") objectives.  Ten percent of the incentive compensation opportunity of an Executive Officer is based on the achievement of the EHS objectives as measured against pre-established targets.   As with the EVA, the EHS component of incentive compensation for Executive Officers who are part of corporate head office is contingent upon performance versus the pre-established  targets for the Company, while the incentive compensation for Executive Officers who are responsible for a business group is contingent on meeting the pre-established targets of their respective business group. The achievement of the objectives is validated by the Committee for the Company and the business groups. In 2005, the objectives related to the safety performance in terms of recordable case rates, lost-time injuries and illness and EHS strategic initiatives for the business groups.

The overall EPA award paid is the sum of the weighted results of each component (i.e., EVA and EHS) modified by rating for individual performance and contribution to the Company.

The award paid may vary from zero when the results achieved are less than the minimum threshold level set by the Committee, to 200% of the target award when the results achieved are at or exceed the upper threshold level which was set by the Committee.

For 2005, the Committee approved EPA awards for Executive Officers that were above the target amounts reflecting performance that was above target.

Long-Term Incentive Plan

Long-term incentive compensation for the most senior executives is provided through (1) the Alcan Total Shareholder Return Performance Plan ("TSR Plan") and (2) the Alcan Executive Share Option Plan ("Option Plan"). In 2005, Executive Officers received half of their target long-term incentive compensation value from each of these two plans.   The details for the two plans are described below.

 1. The Company's TSR Plan aligns the interests of executives with those of Shareholders by rewarding the former for maximizing value over time through relative Share price increases.

The TSR Plan is a U.S. dollar-denominated cash incentive plan that provides performance awards to eligible employees based on the Company's Share price and cumulative dividend yield performance relative to the performance of the companies included in the Standard & Poor's ("S&P") Industrial Composite Index on the New York Stock Exchange over a three-year period ("Performance Period").

The award amount, if any, is based on the Company's relative Total Shareholder Return performance, as defined in the TSR Plan, and ranking of the Company against the other companies in the S&P Industrial Composite Index at the end of the Performance Period.  If the Company's Total Shareholder Return performance ranks below the 30th percentile, the employee will not receive any award for that Performance Period.  At the 30th percentile rank, the employee will be paid an award equal to 60% of the target for that Performance Period.  At the 50th percentile rank, the employee will earn a payout of 100% of the target, and at or above the 75th percentile rank, the employee will earn a payout of 300% (i.e. the maximum payout).  The actual amount of award (if any) will be prorated between the percentile rankings.

In 2005, a total target award of $17,564,915 was granted to 102 key employees around the world. The actual amount of awards in relation to this target (if any) would be paid in 2008. The amount of the target award is expensed throughout the three-year period through an accounting accrual.  For more details on TSR Plan grants, see page 28.

In 2005, a cash award of $18,077,183 was paid out to 61 key employees for the three-year period that commenced 1 October 2002 and terminated on 30 September 2005. This cash award was the subject of an adjustment for the Company's performance before and after the Novelis Spin-off, resulting in a total cash payout of 226% of the target award.

 2.  The Option Plan (see page 24) also encourages key employees to align their interests with those of Shareholders by providing an incentive to further the Company's growth and development and assists in retaining and attracting executives critical to the success of the Company.

The Option Plan provides for the granting of Options to key employees of the Company and its Subsidiaries to purchase Common Shares.  The exercise price is denominated in Canadian dollars and the performance levels to be achieved before the Options vest is determined by Share prices on the Toronto Stock Exchange. The Committee, which administers the Option Plan, may determine at its sole discretion which employees of the Company and its Subsidiaries are eligible to be granted Options. In 2005, all options granted were performance-based "C" Options. For more details, see pages 24.

Certain Executive Officers participated in the Alcan Stock Price Appreciation Unit Plan ("SPAU Plan") instead of the Option Plan due to certain local conditions of their country of residence (see description on page 26).

Executive Deferred Share Unit Plan

Under the terms of the Executive Deferred Share Unit Plan ("EDSU Plan"), Executive Officers based in Canada may elect, prior to the beginning of any particular year, to receive Executive Deferred Share Units ("EDSUs") with a value between 10% and 100% of their EPA award for that year, instead of a cash payment. These Executive Officers may also elect, at least 12 months prior to the end of the Performance Period of the TSR Plan, to receive EDSUs for their Total Shareholder Performance award for that Performance Period, instead of a cash payment.

The number of EDSUs is determined by dividing the amount elected by the average share price on the Toronto and New York stock exchanges at the end of the preceding year for the EDSUs related to the EPA and at the end of the Performance Period for the EDSUs related to the TSR Plan.  Additional EDSUs, which correspond to dividends declared on Shares, are credited to each holder.

The EDSUs are redeemable only upon termination of employment (retirement, resignation or death) and therefore EDSUs align the interest of participating Executive Officers with those of Shareholders. The cash amount to be paid by the Company upon redemption will be calculated by multiplying the accumulated balance of EDSUs by the average share price on the said exchanges at the time of redemption.

Compensation of the chief executive officer

The CEO's annual compensation is administered by the Board, based on the evaluation of the CEO's performance by the Committee and on its recommendations according to the policies described above.

Mr. Engen became CEO on 12 March 2001 and entered into an employment agreement with a five‑year term. Mr. Engen has indicated his intention to retire at the end of the term of this employment agreement on 11 March 2006.

The Board of Directors initially set Mr. Engen's compensation on a competitive level with other U.S. chief executive officers of global companies of similar size and also provided Mr. Engen with a comparable level of compensation to that received from his previous employer.  Since then, his compensation has reflected developments in the compensation offered by comparable U.S. companies. Decisions pertaining to the CEO's compensation are based on the Board evaluation of the CEO's performance against pre-determined financial and strategic objectives which are consistent with the performance metrics of the EPA (see page 18).

The CEO's total direct compensation (base salary, target annual incentives and target long-term incentives) was set by the Committee at the 75th percentile of the U.S. market.

In 2005, Mr. Engen's base salary was $1,500,000. An annual EPA award based on an established target and on performance objectives was paid. For 2005, the target was 167% of the base salary. The actual amount paid for 2005 was $3,500,000.

Mr. Engen received an Option to purchase 450,100 Shares (see page 26). This performance-based "C" Option was granted on 21 September 2005 at an exercise price of Can. $38.26 per Share with an estimated value of $5,000,000, based on a Black-Scholes evaluation.  This Option will remain outstanding and exercisable for the full 10-year period.  He also received a TSR Plan target cash award of $5,000,000 payable at the end of the three-year Performance Period (30 September 2008) under the terms and conditions of the TSR Plan (see page 28).

Mr. Engen received a TSR Plan cash award of $5,642,750 for the three-year period that commenced 1 October 2002 and terminated on 30 September 2005.

Mr. Engen's employment agreement provides for a retirement adjustment program under which he will be entitled to the same level of retirement benefits he would have received had he remained employed with his previous employer. Under this program, the monthly pension is calculated by multiplying $6,432 by the number of years of service with Alcan from 1 April 2001 for a maximum of five years.

The portion of Mr. Engen's compensation attributable to services rendered in Canada is adjusted so that his net income after taxes is the same as it would have been in the United States.

Mr. Engen was eligible for a termination payment in the event his employment had been terminated by the Company without cause or by him for defined reasons. Mr. Engen would have received an amount equal to three times the sum of his highest annualized base salary and target bonus.  Mr. Engen would also have been entitled to the acceleration of vesting of all Options and the continuation of employee benefits and additional service credits to total five years.

In addition, Mr. Engen and the Company entered into a change of control agreement which would have been effective upon the occurrence of two events: (1) a change of control of the Company; and (2) the termination of employment either by the Company without cause or by him for defined reasons. In such cases, Mr. Engen would have been entitled to an amount equal to 36 times the sum of his (a) monthly base salary on the date of termination and (b) EPA guideline amount in effect at the date of termination. He will also be entitled to an amount determined under the TSR Plan.

The table below highlights the salary, bonus and other annual compensation earned and the expected value of the long-term compensation awarded to Mr. Engen in 2005 as established by the Committee.

Compensation	2005		2004		2003
Base salary	1,500,000		1,350,000		1,300,000
EPA	3,500,000		2,031,750		2,008,100
Other annual compensation	(942,664)	(1)	402,073	(1)	1,272,151	(1)
Grant of Options for Shares	5,000,000	(2)	5,000,000	(2)	4,350,000	(2)
Grant of TSR Plan target cash amount	5,000,000	(3)	5,000,000	(3)	4,350,000	(3)
Value of defined contribution pension plans	67,500		60,750		58,500
Total	14,124,836		13,844,573		13,338,751

(1) Detailed information on these amounts is presented in the "Summary Compensation Table" on page 23.

(2) Not in the form of a payment - the estimated value is based on a Black-Scholes evaluation of the Options. Actual gains, if any, on exercise will depend on the value of the Shares on the date of exercise.

(3) Not in the form of a payment - the target amount under the TSR Plan for the Performance Period. Actual payment, if any, will depend on the total shareholder return as calculated in accordance with the TSR Plan (see page 19 for a description of the TSR Plan). In 2005, Mr. Engen received a TSR Plan cash award of $5,642,750 for a TSR Plan target granted in September 2002 for the three-year period which commenced on 1 October 2002 and terminated on 30 September 2005 (see page 20).

Approval of this Report on Executive

Compensation

The Committee, whose members are named below, has approved the issue of this report and its inclusion in this Circular.

Gerhard Schulmeyer, chairman of the Committee

Roland Berger

Jean-Paul Jacamon

Gwyn Morgan

Christine Morin-Postel

Guy Saint-Pierre

Mrs. Morin-Postel joined the Committee on 28 April 2005 and Mr. Morgan joined the Committee on 11 February 2006.

Performance Graph

The following graph compares the cumulative total Shareholder return on Can. $100 invested in Shares with the cumulative total return of the Standard & Poor's/Toronto Stock Exchange Composite Index, assuming reinvestment of all dividends.

Additional comparisons are provided with respect to two U.S. Dollar-based indices, the Standard & Poor's Diversified Metals & Mining Index and the Standard & Poor's Industrial Composite Index. The Board believes the comparisons with the additional indices are appropriate.

Canadian Dollar Data: amounts in the following table are expressed in Canadian dollars and reflect the data in the above graph.

31 December	2000	2001	2002	2003	2004	2005
Alcan Inc.	$100	$113	$94	$125	$123	$114
S&P/TSX Composite Index	$100	$87	$77	$97	$111	$138
S&P Industrial Composite Index	$100	$94	$71	$75	$76	$77
S&P Diversified Metals & Mining Index	$100	$93	$101	$206	$211	$310

All amounts are expressed in Canadian dollars.

U.S. Dollar Data: for purposes of comparison, amounts in the following table show cumulative total returns in U.S. dollars with differences from the Canadian dollar data attributable to the relative differences in the values of the two currencies over the period presented.

31 December	2000	2001	2002	2003	2004	2005
Alcan Inc.	$100	$106	$89	$145	$153	$146
S&P/TSX Composite Index	$100	$81	$71	$107	$129	$163
S&P Industrial Composite Index	$100	$88	$68	$87	$96	$99
S&P Diversified Metals & Mining Index	$100	$88	$97	$238	$265	$401

All amounts are expressed in U.S. dollars.

Executive Officers' Compensation

The following table sets out the compensation for the CEO, the Chief Financial Officer, the former Chief Financial Officer and the three other most highly compensated Executive Officers (collectively, the "Named Executive Officers") for the year ended 31 December 2005 and for each of the two preceding years.

Summary Compensation Table

		Annual Compensation					Long-Term Compensation
							Awards				Payouts
Name and Principal Position	Year	Salary ($)	Bonus (Executive Performance Award) (1) ($)		Other Annual Compensation (2) ($)		Shares Under Options Granted (3) (#)		Shares or Restricted Share Units (4) (5) (#)		Long-Term incentive Plan Payouts (6) ($)	All Other Compensation (2) ($)
Travis Engen
President and Chief Executive Officer	2005 2004 2003	1,500,000 1,350,000 1,300,000	3,500,000 2,031,750 2,008,100	(7)	(942,664) 404,073 1,272,151	(8)	450,100 348,000 312,000	(10) (10) (10)	0 0 0		5,642,750 0 0	80,775 96,031 77,411
Richard B. Evans
Executive Vice President and Chief Operating Officer
	2005 2004 2003	781,200 781,200 600,000	950,000 932,257 210,704		368,346 656,598 440,907	(9)	141,500 5,702 110,700 69,600 10,000	(10) (11) (10) (10) (11)	0 0 18,067		2,200,673 0 0	35,396 32,966 65,061
Geoffery E. Merszei (12) Executive Vice President and Chief Financial Officer	2005 2004 2003	311,200 622,400 522,500	270,373 759,474 627,032		348,546 383,264 77,921	(9)	0 63,600 49,500	(10) (10)	0 15,000 0	(13)	0 0 0	20,704 21,364 57,233
Michael Hanley (14) Executive Vice President and Chief Financial Officer	2005 2004 2003	537,858 404,300 330,000	625,000 410,202 441,670		31,524 29,045 25,084		84,600 33,600 27,600	(10) (10) (10)	0 0 0		800,819 0 0	13,672 10,368 40,383
Cynthia Carroll
Senior Vice President and President and Chief Executive Officer, Primary Metal Group	2005 2004 2003	542,000 542,000 455,000	527,139 645,331 556,138		314,320 275,466 427,335	(9)	62,900 48,000 44,700	(10) (10) (10)	0 0 0		1,263,073 0 0	14,461 19,145 56,285
Michel Jacques
Senior Vice President and President and Chief Executive Officer, Engineered Products Group	2005 2004 2003	427,700 407,700 225,193	731,756 689,257 68,535	(17)	135,710 176,399 108,673	(15)	0 0 0		55,700 39,300 26,100 1,909	(16) (16) (16) (17)	179,891 0 0	0 56 4,214

(1)    See page 18 for description of the Executive Performance Award Plan.

(2)    See Other Compensation on page 24.

(3)    See page 24 for description of the Alcan Executive Share Option Plan.

(4)    See page 20 for description of the Executive Deferred Share Unit Plan.

(5)    See page 26 for description of the Alcan Stock Price Appreciation Unit Plan.

(6)    See page 28 for description of the Total Shareholder Return Performance Plan.

(7)    See Compensation of the Chief Executive Officer on page 20.

(8)    Included in this amount is an adjustment for 2004 of ($ 961,075), which represents a refund of previous tax equalization payments that have been reduced by the receipt of U.S. foreign tax credits accruing from Mr. Engen's non-Alcan income.

        Tax equalization payments are made to adjust Mr. Engen's net income after taxes so that it would be not less than it would have been in the U.S. (see p. 21). Mr. Engen has paid $435,654 to the Company and the remaining amount will be received from tax authorities through his income tax returns for 2005.

(9)    Tax equalization: R. B. Evans $333,875, G. E. Merszei $298,385 and C. Carroll $273,299.

(10)  Granted as C Options (see page 24 for description).

(11)  Grant of D Options became effective (see page 24 for description).

(12)  G. E. Merszei resigned from the Company in May 2005.

(13)  Received Common Shares after completion of 3 years of service as part of his employment agreement with the Company.

(14)  M. Hanley was appointed interim Chief Financial Officer in May 2005 and Chief Financial Officer on 19 October 2005.

(15)  Received $71,136 for housing assistance.

(16)  Granted as Stock Price Appreciation Units.

(17)  Received the EPA from January to August 2003 in the form of 1,909 Deferred Share Units, based on the Share price (Can. $46.49) at the end of 2002 and received the EPA from September to

        December 2003 in cash ($68,535).

Executive Performance Award

The Executive Performance Award Plan and the related Executive Deferred Share Unit Plan are described on pages 18 and 19.

Other Compensation

Compensation benefits made available to senior employees under various plans included those under (a) the Executive Performance Award Plan mentioned above, (b) the Alcan Executive Share Option Plan described below, (c) the Alcan Stock Price Appreciation Unit Plan described below, (d) the TSR Plan (described on pages 19 and 28), (e) retirement benefit plans, (f) life insurance plans, (g) savings plans, (h) plans for the use of automobiles, (i) plans for professional financial advice and for club membership fees, and (j) in applicable cases, expatriate benefits, tax equalization payments and housing assistance.

Alcan Executive Share Option Plan

The Option Plan provides for the granting to senior employees of non-transferable options ("Options") to purchase Shares (see also Report on Executive Compensation - Compensation of the Executive Officers on page 20). Options may be exercised only for so long as the optionee remains an employee. No repricing of Options is permitted. The Option Plan is administered by the Human Resources Committee.

The Human Resources Committee may make rules relating to the administration of the Option Plan including the determination of executives eligible, the number of Options granted, the exercise price, the vesting period, the terms of exercise, the option period and any other rules necessary or desirable for the administration of the Option Plan. Options granted under the Option Plan may have connected stock appreciation rights, if so determined by the Human Resources Committee.

The Board is entitled to amend, suspend or terminate the Option Plan. Shareholder approval is required for any fundamental change to the Option Plan.

Following the Novelis Spin-off, all Options were adjusted in terms of number and exercise price to preserve the economic value of the Options.

A Options

Prior to 22 April 1993, the Option Plan provided for the granting of Options, referred to as "A Options". Each A Option was exercisable in whole or in part during a period commencing not less than three months after the effective date of the grant and ending no later than ten years after that date. Alcan made loans to assist in financing the purchase of Shares through the exercise of A Options. The interest rate is currently nil on all outstanding A Option loans. The loans have terms of up to 9¾ years. As at September 2002, all A Options had been exercised or had expired but certain loans under the A Options are outstanding (see Table of Indebtedness of Executive Officers on page 33).

B Options

Beginning on 22 April 1993, the Option Plan provides for Options, referred to as "B Options".

The exercise price per Share under B Options is set at not less than 100% of the market value of the Share on the effective date of the grant of each B Option.  The effective date is fixed at the time of the grant.

Each B Option is exercisable (not less than three months after the effective date) in respect of 25%, 50%, 75% or 100% of the grant after a Waiting Period (as defined in the Option Plan) of 12, 24, 36 and 48 months, respectively, following the effective date.

The Options expire 10 years after the effective date; in the event of retirement or death of the employee, any remainder of this 10-year period in excess of five years is reduced to five years.

C Options

Beginning on 23 September 1998, the Option Plan provides for Options, referred to as "C Options".

The exercise price per Share under C Options is set at not less than 100% of the market value of the Share on the effective date of the grant of each C Option.  The effective date is fixed at the time of the grant.  Each C Option is exercisable (not less than three months after the effective date) in respect of one-third of the grant when the market value of the Share has increased by 20% over the exercise price, two-thirds of the grant when the market value of the Share has so increased by 40% and the entire amount of the grant when the market value of the Share has so increased by 60%.  The said market values must exceed those thresholds for at least 21 consecutive trading days.  The said thresholds are waived 12 months prior to the expiry date, which is 10 years after the effective date.  In the event of death or retirement, any remainder of this 10-year period in excess of five years is reduced to five years, and the said thresholds are waived.

D Options

In respect of B and C Options granted to certain senior executives in 1996, 1997 and 1998, Alcan has granted further Options, referred to as "D Options". The grant shall become effective upon the exercise of associated B or C Options and upon the executive placing at least one-half of the Shares resulting from the exercise of the B or C Option, as the case may be, in trust with an agency named by Alcan for a minimum period of five years.  The exercise price per Share of each D Option is set at not less than 100% of the market value of the Share on the exercise date of the associated B or C Options.  D Options are exercisable in the same manner as the associated B or C Option.  The option period for the D Option will terminate on the same date as the associated B or C Options.  In the event of death or retirement, any remainder of this option period in excess of five years is reduced to five years.  The vesting provisions of the D Options are identical to those of the associated B or C Option.

E Options

Options granted under the share option plan of Alusuisse Group Ltd. (a Subsidiary of Alcan after its acquisition in 2000) were converted into Options for Shares, referred to as "E Options". The exercise price per Share was originally set at 110% of market price and the right to purchase one share of Alusuisse Group Ltd. was converted into the right to purchase 21.66 Shares of Alcan.  Each E Option is exercisable in whole or in part during a period commencing not less than three years after the date of grant and ending not later than five years after that date.  In the event of death or disability, the three year waiting period is waived.  As this was a transitional measure related to the acquisition, no further E Options will be granted. As at May 2005, all E Options had been exercised or had expired.

F Options

Certain options granted under the stock option plans of Pechiney (a Subsidiary of Alcan after the Pechiney Combination) are exercisable for Shares or exchangeable into Options for Shares, referred to as "F Options" in accordance with liquidity agreements signed with the holders thereof.

There are 11 series of Pechiney options, several without current value. As this was a transitional measure related to the Pechiney Combination, no further F Options will be granted.

Limits on Grants of Options

Alcan may issue in any year Options in respect of a Yearly Allotment, as defined in the Option Plan, in aggregate not exceeding 0.75% of the Shares outstanding as at the end of the previous calendar year.  In addition, the unused portion of any previous Yearly Allotment may be carried forward.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information regarding the Common Shares issuable upon the exercise of Options under the Option Plan, as well as the number of Common Shares remaining available for issuance under the Option Plan for 2005.

Equity Compensation Plan Information for 2005

Plan category	Number of securities to be issued upon exercise of options		Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders

Alcan Executive Share Option Plan (except F Options)	11,295,130	(1)	Can. $43.40	12,300,141 (2)
F Options	3,669,792	(3)	31.63
Equity compensation plans not approved by security holders	-		-	-
	14,964,922		N/A	12,300,141
Total

(1)    This represents 3% of the total outstanding Shares of Alcan.

(2)    This represents 3.3% of the total outstanding Shares of Alcan.

(3)    This represents 0.99% of the total outstanding Shares of Alcan.

Alcan Stock Price Appreciation Unit Plan

The Alcan Stock Price Appreciation Unit Plan ("SPAU Plan") also provides for the granting to senior employees of non-transferable Stock Price Appreciation Units ("SPAU").

Grants are made under the SPAU Plan instead of under the Option Plan due to certain local conditions of countries of the employees' residence. The purpose of the SPAU Plan is to attract and retain employees and to encourage an increased proprietary interest in the Company.

The SPAU Plan is administered by the Human Resources Committee and was approved on 26 September 2001.

A SPAU is a right to receive cash in an amount equal to the excess of the market value of a Share on the date of exercise of a SPAU over the market value of a Share as of the date of grant of such SPAU. SPAUs may be exercised in the same manner as C Options (see page 24).

Following the Novelis Spin-off, all SPAUs were adjusted in terms of number and exercise price to preserve the economic value of the SPAUs.

The following table provides information pertaining to Options granted to the Named Executive Officers during 2005.

Option Grants during 2005

Name(1)	Shares Under Options Granted (#)		Percent of Total Options Granted to Employees in 2005	Exercise Price and Market Value on Date of Grant (Can. $/Share)	Expiration Date
T. Engen	450,100	(2)	15.7	38.26	20 September 2015
R. B. Evans	141,500 5,702	(2) (3)	5.1	38.26 38.50	20 September 2015 4 October 2008
M. Hanley	84,600	(2)	3.0	38.26	20 September 2015
C. Carroll	62,900	(2)	2.2	38.26	20 September 2015

(1)    G. E. Merszei was not granted any Options since he resigned from Alcan in May 2005.

(2)    C Option grant on 21 September 2005.

(3)    A C Option granted on 5 October 1998 was exercised for 5,000 Shares on 30 May 2005 and the associated D Option grant (adjusted following the Novelis Spin-off), became effective (see D Options on page 24).

The following table provides information pertaining to SPAUs granted to the Named Executive Officers during 2005.

SPAU Grants during 2005

Name(1)	Units Granted (#)		Percent of Total SPAUs Granted to Employees in 2005	Exercise Price and Market Value on Date of Grant (Can. $/Share)	Expiration Date
M. Jacques	55,700	(1)	25.7	38.26	20 September 2015

(1)   Granted on 21 September 2005.

The following table summarizes, for each of the Named Executive Officers, (a) the number of Shares acquired by Options exercised during 2005, (b) the aggregate value realized upon exercise, which is the difference between the market value of the underlying Shares on the exercise date and the exercise price of the Option, (c) the total number of Shares underlying unexercised Options held at 30 December 2005, and (d) the aggregate value of unexercised in-the-money Options at 30 December 2005, which is the difference between the exercise price of the Options and the market value of the Shares on 30 December 2005, which was Can. $47.76 per Share. The aggregate values indicated with respect to unexercised in-the-money Options at financial year-end have not been, and may never be, realized. These Options have not been, and may never be exercised, and actual gains, if any, on exercise will depend on the value of the Shares on the date of exercise. There can be no assurance that these values will be realized.

Aggregated Option Exercises during 2005 and Year-End Option Values

Name	Shares Acquired on Exercise (#) (a)	Aggregate Value Realized (Can. $) (b)	Shares Underlying Unexercised Options at 30 Dec. 2005 (1) (#) (c)		Value of Unexercised In-the-Money Options at 30 Dec. 2005 (1) (Can. $) (d)
T. Engen	0	0	E: U:	220,097 2,045,520	E: U:	0 4,740,470
R. B. Evans	5,702	46,015	E: U:	176,687 412,077	E: U:	1,698,512 2,145,572
G. E. Merszei	47,669	149,919	E: U:	0 0	E: U:	0 0
M. Hanley	0	0	E: U:	25,925 172,943	E: U:	335,728 1,045,037
C. Carroll	0	0	E: U:	99,653 208,680	E: U:	1,041,723 1,062,991
M. Jacques	1,483	912	E: U:	23,076 8,628	E: U:	199,232 76,748

(1)  E: Exercisable    U: Unexercisable

Total Shareholder Return Performance Plan

The TSR Plan, described on page 19, is a cash incentive plan that provides performance awards to eligible employees based on the Company's Share price and cumulative	dividend yield performance relative to the performance of the companies included in the S&P Industrial Composite Index over a three-year period.

The following table summarizes target cash performance award incentives under the TSR Plan for each of the Named Executive Officers.

TSR Plan Awards during 2005

Name(1)	Securities, Units or other Rights (#) (2)	Performance Period	Estimated Future Payouts
			Threshold ($)	Target ($)	Maximum ($)
T. Engen	0	1 Oct. 2005 __ 30 Sept. 2008	0	5,000,000	15,000,000
R. B. Evans	0	1 Oct. 2005 __ 30 Sept. 2008	0	1,571,500	4,714,500
M. Hanley	0	1 Oct. 2005 __ 30 Sept. 2008	0	939,400	2,818,200
C. Carroll	0	1 Oct. 2005 __ 30 Sept. 2008	0	698,500	2,095,500
M. Jacques	0	1 Oct. 2005 __ 30 Sept. 2008	0	619,300	1,857,900

(1) G. E. Merszei was not granted any target cash performance award under the TSR Plan since he resigned from Alcan in May 2005.

(2) The TSR Plan provides for a grant of a target cash award; the actual payment of an award, if any, will depend on the total shareholder return as calculated in accordance with the TSR Plan - no securities, units or other rights were granted.

Retirement Benefits

Canadian Plan

During 2005, M. Hanley and M. Jacques participated in the Alcan Pension Plan (Canada) and the Alcan Supplemental Retirement Benefits Plan (Canada), together herein referred to as the "Canadian Plan". Pensions up to a statutory limit are payable under the former and, in excess thereof, under the latter.

The Canadian Plan is available to Alcan salaried employees in Canada and provides for pensions calculated on service with the Company and eligible earnings which consist of the average annual salary and EPA at its guideline amount up to a maximum, during the 36 consecutive months when they were the greatest.  Eligible earnings are subject to a maximum, which was set with reference to the position of each Named Executive Officer at 31 December 2001.  After this date, the maximum eligible earnings of each Named Executive Officer was set out according to the position prior to becoming an Executive Officer.

The following table shows estimated retirement benefits, expressed as a percentage of eligible earnings, payable upon normal retirement at age 65 to persons in the indicated earnings and service classifications.

The U.S. Plan is available to Alcan salaried employees in the U.S. and provides for pensions calculated on service with the Company of up to 35 years and eligible earnings which consist of the average annual salary and EPA up to its guideline amount during the 36 consecutive months when they were the greatest.  Eligible earnings are subject to a maximum, which was set with reference to the position of each Named Executive Officer at 31 December 2001.

The following table shows estimated retirement benefits, expressed as a percentage of eligible earnings, payable upon normal retirement at age 65 to persons in the indicated earnings and service classifications.

							Eligible Earnings	Years of Service
								10	15	20	25	30	35
							$500,000 __ $600,000	17%	25%	34%	42%	50%	59%
							$700,000 __ $1,300,000	17%	25%	34%	42%	51%	59%
							$1,400,000 __ $2,000,000	17%	26%	34%	43%	51%	60%

Eligible Earnings	Years of Service

The normal form of payment of pensions is a lifetime annuity with either a guaranteed minimum of 60 monthly payments or a 50% lifetime pension to the surviving spouse.

The 2005 eligible earnings and projected service upon normal retirement age of 65 under the U.S. Plan were as follows: C. Carroll, $616,800 and 33 years; R.B. Evans, $1,048,900 and 16 years.

Pension Plan for Officers

Officers generally participate in the Alcan pension plan available to salaried employees in the country where they join the company and are expected to retire (herein referred to as "home country pension plan").

For officers who report to the CEO, eligible earnings under these plans are subject to a maximum and the part of their earnings in excess thereof is eligible under the Pension Plan for Officers ("PPO"). This assures internal equity between officers who are compensated on the same U.S. salary scale but participate in home country pension plans with different standards and who have been with the Company for different lengths of service prior to becoming an officer.

	10	15	20	25	30	35
$400,000	17%	25%	33%	42%	50%	59%
$500,000 __ $600,000	17%	25%	34%	42%	50%	59%
$700,000 __ $2,000,000	17%	25%	34%	42%	51%	59%

The normal form of payment of pensions is a lifetime annuity with either a guaranteed minimum of 60 monthly payments or a 50% lifetime pension to the surviving spouse.

The 2005 eligible earnings and projected service upon normal retirement age of 65 under the Canadian Plan were as follows: M. Hanley, $424,700 and 32 years; M. Jacques, $368,100 and 21 years.

U.S. Plan

During 2005, C. Carroll and R.B. Evans participated in an Alcan-sponsored qualified pension plan in the U.S. which, together with supplemental arrangements for payment directly by Alcan of pensions in excess of statutory limits, is herein referred to as the "U.S. Plan".

The PPO provides benefits only in respect of services rendered while an officer.

A total of nine individuals participated in the PPO in 2005, including the four aforementioned Named Executive Officers.

The PPO provides for pensions calculated based upon service of up to 20 years as an officer and eligible earnings which consist of the excess of the average annual salary and EPA at its guideline level during the 60 consecutive months when they were the greatest over eligible earnings in their home country pension plan.  The following table shows the percentage of eligible earnings payable under the PPO upon normal retirement age after 60 according to years of service as an officer.

The valuation of benefits is based on actuarial assumptions in relation to future events that will vary by plan to take into account the general characteristics of its membership. The service cost of the Canadian Plan and the U.S. Plan were, respectively, 12.9% and 11.9% of their membership's eligible earnings in 2005 (equivalent to $301,000 for the four aforementioned Named Executive Officers). The service cost of the PPO was $529,000 in 2005 for the four aforementioned Named Executive Officers.

Another measure of the value of pension plans or pension benefits is the projected benefit obligation ("PBO"). The PBO is the actuarial present value of the part of the total pension payable at retirement that is attributable to service rendered up to the date of valuation.

The following table indicates the total projected annual pension of each Named Executive Officer from either individual undertakings (except G. E. Merszei) or the plans described above, based on years of credited service up to the normal retirement age of 65 and eligible earnings to the end of 2005. The table also indicates the PBO at 31 December 2005 in relation to these Named Executive Officers.

Years as Officer
5	10	15	20
15%	30%	40%	50%

The normal form of payment of pensions is a lifetime annuity.  Pensions are not subject to any deduction for social security or other offset amounts. The PPO is an unfunded obligation of Alcan and pensions are paid from operating cash flows of the Company.

The 2005 salary and EPA at its guideline amount and projected service as an officer upon retirement age of 65 under the PPO were as follows: C. Carroll, $959,100 and 24 years; R.B. Evans, $1,400,700 and 16 years, M. Hanley, $992,100 and 29 years; M. Jacques, $806,300 and 14 years.

Individual Pension Undertakings

T. Engen does not participate in any of the pension plans sponsored by the Company (see Compensation of the Chief Executive Officer on page 20).

G.E. Merszei was a participant of the Alcan Pension Plan (Canada) which provides for pensions up to a statutory limit. His annual pension accrued at termination of employment was $8,000 and will be payable from age 65.

Individual pension undertakings are unfunded obligations of Alcan and pensions are paid from operating cash flows of the Company.

Value of the Retirement Benefits

A measure of the value of the Canadian Plan, the U.S. Plan and the PPO that can be deemed to be part of the total 2005 compensation of the four aforementioned Named Executive Officers is the service cost of the plans. The service cost is the estimated present value of benefits attributable by the pension benefit formula to services rendered by the plan members during a given period.

				Name	Projected Annual pension payable at age 65 ($)	Projected Benefit Obligation as at 31 December 2005 ($)
				T. Engen	386,000	4,313,000
				R.B. Evans	418,300	2,640,000
				M. Hanley	520,900	1,517,000
				C. Carroll	503,900	2,179,000
				M. Jacques	288,000	801,000

The service cost and the PBO amounts are only estimates of the discounted value of contractual entitlements using prevailing interest rates. The value of these estimated entitlements will change over time because they are based on long-term assumptions, such as the expected distribution of retirement ages, future compensation increases and life expectancy, that may not represent actual developments.

Furthermore, the methods used to determine these amounts will not be the same as those used by other companies and therefore will not be directly comparable. The actuarial assumptions applied are the same as those used to determine the service cost and the benefit obligation in the Note on Post‑Retirement Benefits to Alcan's 2005 annual financial statements. There is no contractual undertaking by the Company to pay benefits of equivalent amounts.

Employment Agreements

On various dates, Alcan entered into employment agreements with the Named Executive Officers including C. Carroll, R. B. Evans, M. Hanley and M. Jacques, setting out the terms and conditions of their employment.  Each of these Named Executive Officers is entitled to base salary, annual bonus, Option grants, awards under the TSR Plan, pension plan participation and customary perquisites, as described herein.  They are eligible for a termination payment equal to 24 months of their base salary and EPA at the guideline amount if they are terminated without cause.

G. E. Merszei had entered into an employment agreement with Alcan on 13 June 2001.  The terms of his employment agreement were similar to those of the other above Named Executive Officers.

During 2005, the Company renewed change of control agreements with certain Executive Officers, including the Named Executive Officers.  The terms of these agreements are effective upon the occurrence of two events: (1) a change of control of the Company, and (2) the termination of the Executive Officer's employment with the Company either by the Company without cause or by the Executive Officer for defined reasons. In such cases, the Executive Officer will be entitled, depending on the individual in question, to an amount equal to either 24 or 36 months of their base salary and EPA at the guideline amount.  The Named Executive Officers will also be entitled to an amount determined under the TSR Plan.

For information relating to T. Engen, see Compensation of the Chief Executive Officer on page 20.

Directors' Compensation

Each Non-Executive Director is entitled to receive compensation equal to $150,000 per annum, except that Non-Executive Directors who are members of the Audit Committee are entitled to $155,000 per annum. The Chairman is entitled to receive compensation equal to $350,000 per annum and the chairman of the Audit Committee is entitled to receive $175,000 per annum. 50% of Directors' compensation is required to be paid in the form of Director's Deferred Share Units ("DDSUs") (see below) and 50% in the form of either cash or additional DDSUs at the election of each Non-Executive Director. All payments are effected on a quarterly basis. A majority of Non-Executive Directors receive all their compensation in DDSUs.

Because at least half of the Non-Executive Directors' compensation is paid in DDSUs, Non-Executive Directors are not required to own a specific amount of the Company's Shares.  DDSUs are the economic equivalent of Shares. A Non-Executive Director cannot redeem the accumulated DDSUs until he or she ceases to be a member of the Board.

The Board believes that compensation in the form of DDSUs together with the requirement for Non-Executive Directors to retain all DDSUs until retirement ensures an alignment of the interests of the Non-Executive Directors with those of Shareholders.

The number of DDSUs to be credited each quarter is determined by dividing the quarterly amount payable by the average price of a Share on the Toronto and New York stock exchanges on the last five trading days of the quarter.

Additional DDSUs are credited to each Non-Executive Director corresponding to dividends declared on Shares.

The DDSUs are redeemable only upon termination (retirement, resignation or death). The cash amount to be paid by Alcan upon redemption will be calculated by multiplying the accumulated balance of DDSUs by the average price of a Share on the said exchanges at the time of redemption.

Non-Executive Directors may invest all or part of the cash portion of their fees (if applicable) in Shares through the Share Investment Plan for Directors.  This plan is similar to the Share Investment Plan available to all Alcan Shareholders.

This plan allows for purchases of Shares up to a maximum of $15,000 per quarter and for dividends to be invested in additional Shares. The Shares are purchased and held by a custodian.

Non-Executive Directors are not granted Share options. No current Non-Executive Director has sold any Shares in the past three years.

Non-Executive Directors are reimbursed for transportation and other expenses incurred in attending Board and Committee meetings.

Non-Executive Directors who are not Canadian residents are entitled to paid tax advice. During 2005, Messrs. Jacamon, Ruding and Schulmeyer were reimbursed $2,000, $2,000 and $1,500, respectively, for this purpose.

An employee of Alcan who is a Director is not entitled to receive fees for serving on the Board.

The following table sets out the compensation of each Non-Executive Director for 2005.

Name	Annual Fees	Portion of Fees in				DDSUs/ Common Shares	Cash ($)
		Director's Deferred Share Unit Plan		Share Investment Plan for Directors	Cash
Roland Berger	$150,000	50%	*	-	50%	2,958	75,000
L. Denis Desautels(1)	$175,000	50%		12.5%	37.5%	3,439	65,625
L. Yves Fortier(2)	$350,000	100%		-	-	12,688	-
Jean-Paul Jacamon	$150,000	50%		-	50%	2,457	75,000
William R. Loomis, Jr. (3)	$155,000	100%		-	-	5,773	-
Yves Mansion(3)	$155,000	100%		-	-	5,074	-
Christine Morin-Postel(4)	$151,250	100%		-	-	5,197	-
H. Onno Ruding(5)	$153,750	50%		-	50%	2,314	76,875
Guy Saint-Pierre(4)	$151,250	50%		50%	-	4,939	-
Gerhard Schulmeyer	$150,000	50%		$1,250 per quarter	balance	3,636	70,000
Paul M. Tellier(3)	$155,000	100%		-	-	6,649	-
Milton K. Wong(5)	$153,750	100%		-	-	5,423	-

*     As of 1 January 2006, Mr. Berger has elected to receive 100% of his fees in DDSUs.

(1)   Chairman of the Audit Committee.

(2)   Chairman of the Board.

(3)   Member of the Audit Committee.

(4)   Member of the Audit Committee until 28 April 2005.

(5)   Member of the Audit Committee from 28 April 2005.

Mr. Morgan joined the Board on 18 January 2006 and has elected to receive 100% of his fees in DDSUs.

The following table sets out each Non-Executive Director's equity ownership in the Company and any changes in the ownership interest since 1 March 2005.

Name	Equity Ownership as at 1 March 2005		Equity Ownership as at 1 March 2006		Market Value of Equity as at 1 March 2006(1)
	Common Shares	DDSUs	Common Shares	DDSUs
Roland Berger	-	5,185	-	7,472	327,871
L. Denis Desautels	573	3,349	960	5,971	304,132
L. Yves Fortier	1,000	16,633	1,000	27,178	1,236,451
Jean-Paul Jacamon	136	1,795	136	4,024	182,541
William R. Loomis, Jr.	10,000	8,406	10,000	13,093	1,013,321
Yves Mansion	-	3,675	-	8,282	363,414
Gwyn Morgan	-	-	15,000	-	658,200
Christine Morin-Postel	-	5,268	-	9,790	429,585
H. Onno Ruding	112	449	112	2,712	123,917
Guy Saint-Pierre	16,170	8,976	17,734	11,345	1,275,987
Gerhard Schulmeyer	2,245	8,809	2,421	11,158	595,847
Paul M. Tellier	1,958	14,334	1,969	19,123	925,517
Milton K. Wong	40,000	6,274	40,000	10,890	2,233,053

(1)      The market value is determined based on the Share price ($43.88) on this date.

Indebtedness of Directors, Executive Officers and Employees

Directors and former Directors are not indebted to Alcan. The following table sets out the aggregate indebtedness of Executive Officers and employees and former Executive Officers and employees of

Alcan and its Subsidiaries to the Company in respect of loans given to Executive Officers in connection with the exercise of A Options ("Option Loans") and other loans, excluding "routine indebtedness" as defined under applicable Canadian securities laws.

Aggregate Indebtedness

Purpose	To Alcan or its Subsidiaries ($)	To Another Entity
Share Purchases (Option Loans)	554,957	-
Other	4,440,432	-

The following table sets out the indebtedness of Executive Officers to Alcan or its Subsidiaries, excluding routine indebtedness. No further Option Loans will be given to officers under the Option Plan.

Table of Indebtedness of Executive Officers

Name and Principal Position	Involvement of Alcan	Largest Amount Outstanding During 2005 ($)	Amount Outstanding as at 27 February 2006 (1) ($)	Financially Assisted Share Purchases During 2005 (#)	Security for Indebtedness	Amount Forgiven During 2005
G. Ouellet Senior Vice President	Lender	45,648	42,136	0	(2)	0

(1)    Represents a loan in respect of A Options.

(2)    Security for the indebtedness is provided by the deposit of the certificates representing the relevant Shares with CIBC Mellon, as trustee, which holds the certificates registered in its name until full repayment of the particular Option Loan has been made to Alcan.

Directors' and Officers'

Liability Insurance

Alcan carries insurance covering liability, including defence costs, of directors and officers of Alcan and its Subsidiaries, incurred as a result of their acting as such, except in the case of failure to act honestly and in good faith. The policy provides coverage against certain risks in situations where Alcan may be prohibited by law from indemnifying the directors or officers.  The policy also reimburses Alcan for certain indemnity payments made by Alcan to such directors or officers, subject to a $10 million deductible in respect of each insured loss.

The premium paid by Alcan for coverage in 2005 was $2,994,500 and the limit of insurance is $225 million per loss and in the aggregate per year.

Additional Information

Additional information relating to Alcan may be found on Alcan's Internet site at www.alcan.com, on SEDAR (website of the Canadian Securities Administrators) at www.sedar.com or EDGAR (website of the U.S. Securities and Exchange Commission) at www.sec.gov. Financial information is provided in Alcan's financial statements and management's discussion and analysis reports, which appear on the above websites and paper copies of which may be obtained, without charge, on request from the Corporate Secretary of Alcan at the registered office of Alcan, 1188 Sherbrooke Street West, Montreal, Quebec, Canada, H3A 3G2, telephone: (514) 848-8000.

Approval of the Board of Directors The Board of Directors has approved the contents of this Circular and its sending to Shareholders. Roy Millington Corporate Secretary

Schedule A: Board of Directors Charter

I.          STATEMENT OF POLICY

The Board of Directors of Alcan Inc. (the "Company") is elected by the Company's Shareholders to supervise the management of the business and affairs of the Company. The prime stewardship responsibility of Alcan's Board is to promote the viability of the Company and to require that it is managed in the interest of the Shareholders as a whole while taking into account the interests of other stakeholders.

The Board sets policy for the Company and advises the Chief Executive Officer and senior executive Officers who manage the Company's business and affairs.

II.      COMPOSITION AND ORGANIZATION OF THE BOARD

1.         Selection of Members

The Corporate Governance Committee of the Board maintains an overview of the desired size of the Board, the need for recruitment and the expected experience of the new candidates. The Corporate Governance Committee, directly or through a sub-committee, reviews and recommends to the Board the candidates for nomination as Directors.  The Board approves the final choice of candidates for nomination and election by the Shareholders.

2.         Membership Criteria

Board members must have an appropriate mix of skills, knowledge and experience in business and an understanding of the regions in which the Company operates.  Directors selected should be able to commit the requisite time for all the Board's business.

3.       Independent Directors

A majority of the Board shall be composed of Directors who must be determined to have no material relationship with the Company and who, in the reasonable opinion of the Board, must be unrelated and independent under the laws, regulations and listing requirements to which the Company is subject. The Board has approved Guidelines on the Independence of Directors of Alcan which contain specific criteria for determining Director independence.

4.       Chairman

The Board shall appoint its Chairman and Vice-Chairman (if one is to be appointed) from among the Company's Directors.  In the event that the Chairman is a Director who is an executive of the Company, the Board shall also appoint a Lead Director from among the non-executive Directors to chair the Board at all meetings where Management is absent and to assume other appropriate functions.

The Chairman's responsibilities include the following:

(a)     presiding at meetings of Shareholders and the Board;

(b)     providing leadership to enhance Board effectiveness and focus;

(c)     acting as liaison between the Board and Management;

(d)     assisting in representing the Company to external groups; and

(e)     overseeing the application of good corporate governance.

5.       Retirement Age

A Director who has attained the age of 72 prior to the Annual Meeting of Shareholders in any year shall retire from office at such Annual Meeting.

6.       Term of Directors

The Directors are elected by the Shareholders at every Annual Meeting.  The term of office of each Director shall expire at the close of the Annual Meeting of Shareholders following that at which he or she was elected.

III.       MEETINGS OF THE BOARD

1.      Board Agenda

The Chairman of the Board, in consultation with the appropriate members of Management and with input of other Directors as required, develops the agenda for Board Meetings.

2.      Board Material Distribution

Information and materials that are important to the Board's understanding of the agenda items and related topics are distributed in advance of the meeting. The Company will deliver information on the business, operations and finances of the Company to the Board on a monthly basis and on an as-required basis.

3.      Board Meeting Frequency and Schedule

A minimum of six regularly-scheduled Board meetings shall be held each year. Additional meetings may be held when required. The Chairman of the Board, in consultation with the Directors and Management, will set the frequency and length of Board meetings.  Board members may participate in additional meetings by means of conference calls or similar communications equipment by means of which all persons participating in the meeting can communicate with each other.

4.      Management at Meetings

Management participates by invitation in Board meetings and makes presentations to allow Directors to gain additional understanding and insight into the Company's businesses.

5.      In-camera Meetings

Every meeting of the Board shall include one or more in-camera sessions at which no executive Directors or other members of senior Management are present, to allow free and open discussion and communication among the non-executive Directors.

IV.    DUTIES AND RESPONSIBILITIES OF THE BOARD

In addition to its statutory responsibilities, the Board has the following duties and responsibilities:

(a)     receiving confirmation that Alcan is operated so as to preserve its financial integrity and in accordance with policies approved by the Board;

(b)     appointing its Chief Executive Officer, developing his or her position description and ensuring succession preparedness with the recommendations of the Corporate Governance Committee;

(c)     adopting a strategic planning process and thereafter reviewing and approving the overall business strategy for the Company, all of which are developed at first by Management;

(d)     in conjunction with Management, identifying the principal risks of the Company's businesses and overseeing the implementation of appropriate systems to manage these risks;

(e)     requiring that appropriate structures and procedures are in place so that the Board and its committees can function independently of Management;

(f)      providing a source of advice and counsel to Management on critical and sensitive problems;

(g)     reviewing and approving key policy statements developed by Management on various issues such as ethics, compliance, communications, environment and public disclosures;

(h)     ensuring that its expectations of Management are understood, that the appropriate matters come before the Board and that the Board is kept informed of Shareholder feedback;

(i)      verifying that members of senior Management are of the calibre required for their roles, are adequately trained and monitored and that planning for their succession is ongoing;

(j)      verifying that members of senior Management have the integrity required for their roles and the capability to promote a culture of integrity within the Company;

(k)     conducting, through the Corporate Governance Committee, an annual review of Board practices and Board, Chairman and Committee performance (including Directors' individual contributions);

(l)      reviewing with the Human Resources Committee the adequacy and form of the compensation of non-executive Directors and ensuring their compensation adequately reflects the responsibilities and risks involved in being an effective Director;

(m)    evaluating, through the Human Resources Committee, the performance and reviewing the compensation of the Chief Executive Officer and ensuring that such compensation is competitive and measured according to benchmarks which reward contribution to shareholder value;

(n)     selecting, upon the recommendation of the Corporate Governance Committee or a sub-committee thereof, nominees for election as Directors;

(o)     selecting the Chairman of the Board;

(p)     reviewing with the Corporate Governance Committee that the Board as a whole, the Committees of the Board and the Directors are capable of carrying out and do carry out their roles effectively;

(q)     requiring that new Directors are provided with adequate education and orientation facilities;

(r)      overseeing the quality and integrity of the Company's accounting and financial reporting systems, disclosure controls and procedures and internal controls;

(s)     approving projects requiring an investment or disposition of a certain threshold; acquisitions where environmental or other liabilities exist and which could result in significant exposure to the Company are also subject to Board approval, irrespective of amounts;

(t)      reviewing alternate strategies in response to any possible takeover bid in order to maximize value for shareholders;

(u)     discussing and developing the Company's approach to corporate governance in general, with the involvement of the Corporate Governance Committee;

(v)      considering and approving any changes to the committee charters recommended by each committee;

(w)     reviewing this Charter at least annually and approving any changes.

V.      EXPECTED QUALITIES OF BOARD MEMBERS

Board members are expected to possess the following characteristics and traits:

(a)      demonstrate high ethical standards and integrity in their personal and professional dealings;

(b)      act honestly and in good faith with a view to the best interest of the Company;

(c)      devote sufficient time to the affairs of the Company and exercise care, diligence and skill in fulfilling their responsibilities both as Board members and as a Committee members;

(d)      provide independent judgment on a broad range of issues;

(e)      understand and challenge the key business plans of the Company;

(f)       be willing to work in a team and be open to opinions of others;

(g)      raise the appropriate difficult questions and issues to facilitate active and effective participation in the deliberation of the Board and of each Committee on which he or she serves;

(h)     make all reasonable efforts to attend all Board and Committee meetings;

(i)      review the materials provided by Management in advance of the Board and Committee meetings;

(j)      inform the Chairman and Vice-Chairman (if applicable) of the Board before accepting membership on any other board of directors or audit committee and also inform them of any change in the Director's interests that could affect his or her relationship to the Company.

VI.     BOARD COMMITTEES

1.      Number, Structure and Jurisdiction of Committees

The Board delegates certain of its functions to Committees, each of which has a written charter. There are four Committees of the Board: the Audit, the Human Resources, the Environment, Health and Safety and the Corporate Governance Committees. Other Committees or sub-committees may be established from time to time by Board resolution. The roles and responsibilities of each Committee is described in the respective Committee charters.  "Task Force" Committees may be established on an ad hoc basis to deal with specific subjects.

2.      Independent Committee Members

Members of the Audit Committee, Human Resources Committee and the Corporate Governance Committee (or a sub-committee thereof with delegated nominating functions) shall each have no material relationship with the Company and each Member shall be otherwise unrelated and independent under the laws, regulations and listing requirements to which the Company is subject.

3.      Committee Chairmen

The Committee shall appoint its Chairman from among the members of the Committee. The Committee Chairman's responsibilities include the following:

              a)      presiding at meetings of the Committee;

              b)      providing leadership to enhance the effectiveness and focus of the Committee;

              c)      acting as liaison between the Committee and Management;

              d)      developing, in consultation with the appropriate members of Management, the agenda for Committee meetings.

4.       Committee Report to Board

At the next Board meeting following each meeting of a Committee, the Committee Chairmen report to the Board on the Committees' activities.  Minutes of Committee meetings are provided to all Directors.

5.       Assignment and Rotation of Committee Members

The responsibility for the assignment and rotation of Committee Members rests with the Chairman of the Board, who makes recommendations in relation thereto in consultation with the Directors. Rotation is not required but changes are made occasionally to accommodate the Board's needs and individual interest and skills.

6.       Frequency and Length of Committee Meetings

The Chairman of Committees, in consultation with Committee Members and Management, will set the frequency and length of Committee meetings.

VII.     ADMINISTRATIVE MATTERS

1.       Board Performance Assessment

The Board will ensure that regular formal assessments of the Board, its Committees and the individual Directors are carried out in order to enhance their performance.

2.       Board Compensation

The Human Resources Committee of the Board regularly reviews and makes recommendations on Director compensation. Any proposed change to the compensation of Directors must be formally approved by the full Board.

3.       Director Share Ownership

In order to ensure alignment of the interests of Directors with those of the Shareholders, at least one-half of Directors' fees are paid to non-executive Directors in Deferred Share Units, being the economic equivalent of the Common Shares of the Company.

4.       Board Confidentiality

Directors will maintain the absolute confidentiality of the deliberations and decisions of the Board of Directors and information received at meetings, except as may be specified by the Chairman or if the information is publicly disclosed by the Company.

5.       Board Interaction with Third Parties

If a third party approaches a Director on a matter of interest to the Company, the Director should bring the matter to the attention of the Chairman who shall determine whether this matter should be reviewed with Management or should more appropriately be dealt with by the Board in an in camera session.

6.       Communication with the Board

Shareholders and other constituencies may communicate with the Board and individual members by contacting the Corporate Secretary's office.

7.       Code of Conduct

The Company has a comprehensive code of business conduct and ethics entitled the Worldwide Code of Employee and Business Conduct that governs all employees of Alcan as well as the Directors.

8.       Board Visits

Visits by Directors are made to the Company's plant and business locations in different parts of the world to meet local personnel and to gain insight into the Company's business and operations.

9.       Orientation and Information

The Corporate Secretary prepares a Directors' Manual containing information on Company policies and Director responsibilities and liabilities, which is updated as necessary.  Detailed current information on the Company and its business, operations and finances are sent on a monthly basis to the Directors. Particularly important items and information requiring urgent attention is conveyed immediately.  In addition, new Directors spend time with members of senior Management, including those involved in Alcan's business operations, so that they can become rapidly familiar with the Company, its issues, business and operations.  Care is taken to ensure that new Directors understand the roles and responsibilities of the Board and its Committees, as well as the commitment level that Alcan expects of its Directors.

VIII.    RESOURCES AND AUTHORITY OF THE BOARD

The Board shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to retain counsel or other experts, as it deems appropriate, without seeking approval of Management.

Schedule B: Shareholder Proposal

The following Shareholder Proposal has been submitted to Alcan for consideration at the Meeting and is presented in unedited form.

The Shareholder Proposal has been submitted by Les Missionnaires Oblats de Marie Immaculée, 3456 Du Musée Avenue, Montreal, Quebec, H3G 2C7 and Ethical Funds Inc., 800-111 West Georgia Street, Vancouver, British Columbia, V6E 4T6.

PROPOSAL: Free, prior and informed consent

WHEREAS Alcan is a 45% partner in a large bauxite mine and alumina production project (UTKAL) in the Kashipur region, in India, which calls for the use of land and water on which a vulnerable tribal population depends for survival,

WHEREAS Alcan is committed to sustainability and recognizes the economic necessity of securing a social license to operate wherever it conducts its activities,

WHEREAS, in the case of UTKAL, various independent and reliable reports indicate that the vulnerable people who will be affected by the project were allegedly neither adequately informed nor consulted,

WHEREAS, despite several requests to that effect by shareholders, Alcan has not succeeded in reconciling the wide variance between its impact assessment, notably regarding the number of persons affected by the project, and the assessment of other stakeholders,

WHEREAS, after a field investigation conducted by its lawyers in January 2005, the Indian-based NGO People's Union for Civil Liberties has reported that Indian authorities have created a climate of fear surrounding the UTKAL project and intimidated the local population with show of force, such as harassment, threats and confinement, demonstrating ipso facto that the consent needed for the social licensing of the project is not entirely secured,

WHEREAS, as a result, Alcan has been drawn into a public controversy which could lead to significant financial risks, such as operational delays, reputation damage, lower than expected revenues, higher security costs, legal claims or project cancellation, and finally,

WHEREAS other companies in similar context, notably Hydro-Québec, HSBC and BHP, have developed processes and tools based on the principle of free, prior and informed consent of the communities to insure that they address the concerns and requests of the people affected by their projects, and to secure their trust and acceptance,

BE IT RESOLVED, that by request of the shareholders, Alcan sponsors an independent advisory committee to work in Kashipur in order to issue recommendations on improving UTKAL's impact assessment, notably the definition of the project-affected persons, as well as community relations with a view to strengthening the acceptance needed for the social licensing of the project, consistent with industry best practices based on the principle of free, prior and informed consent of the whole population.

SUPPORTING STATEMENT

Free, prior and informed consent (FPIC) describes both the process of engagement by which companies obtain social license to operate and the substantive outcome of that process. FPIC empowers the communities with the necessary leverage to ensure they share equitably in the benefits of the projects affecting them. In so doing, FPIC also ensures the social legitimacy of these projects, thereby avoiding costly setbacks to companies. FPIC is recognized by several international instruments and underlies management tools such as the AccountAbility 1000 Assurance Standard.

ALCAN'S POSITION:

Alcan's Board of Directors and management recommend voting AGAINST the Shareholder proposal. Alcan has a proven history of making investment decisions that take into consideration all the economic, social and environmental dimensions of sustainability.  As part of this approach, Alcan engages in open dialogue with its stakeholders based on the principle of free, prior and informed consent.

The Utkal Project (the "Project") involves the proposed development of a new bauxite mine and a 1.0 to 1.5 million tonne-per-year alumina refinery in India's Orissa state.  Utkal Alumina International Limited ("Utkal") is a joint venture between Alcan (45%) and Hindalco Industries Ltd. (55%).  Hindalco is part of the larger Aditya Birla group, based in India.

Measures have been taken to ensure minimum impact on the local community.  Three villages totalling approximately 200 individuals or families would be displaced approximately one kilometre from their current locations.  Each individual or family would be relocated to new land with a new house, in a village with potable water, a sanitation system and electricity and would be eligible for rehabilitation benefits under the Government of Orissa's Rehabilitation and Resettlement ("RR") package.  The RR package sets out the terms under which Utkal would acquire the land it requires and the conditions for relocation.  Other individuals affected by the establishment of the Project because of the acquisition of their land but who are not required to be displaced will be given employment/compensation as per eligibility outlined in the RR package. There would be approximately 1,000 - 1,500 individuals affected, including those in the three villages.

In relation to the principle of free, prior and informed consent, Utkal has undertaken, and continues to undertake, consultations with the local community, particularly in respect of the RR package.  Following the initial consultations, the package was approved by the elected representatives of the affected individuals.

Utkal has also been working closely with the community on a significant number of development initiatives related to education, health and sanitation, women awareness, infrastructure development and communication.

Senior Alcan personnel have visited the Project site and witnessed first-hand the progress being made in relation to development initiatives.  Alcan will continue to support and monitor these activities.

The Project is in development phase.  Alcan is taking all the steps required to make an informed investment decision, including its own due diligence to ensure that the Project meets Alcan's internationally-recognized criteria of sustainability from an economic, social and environmental perspective.  Alcan will only invest in the Project if these criteria are met.

Alcan believes that, throughout the Project development process, it is able to assess the Project's impact without the duplication of effort and additional cost that the establishment of an independent advisory committee may bring about.

For these reasons the Board of Directors and management recommend voting AGAINST the Shareholder Proposal.